UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LIBBEY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT AND NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
Tuesday, May 12, 2015
2 p.m., local time
P.O. Box 10060
300 Madison Avenue
Toledo, Ohio 43699-0060
The Annual Meeting of shareholders of Libbey Inc. (“Libbey” or the “Company”) will be held on Tuesday, May 12, 2015, at 2 p.m., eastern daylight savings time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.
At the meeting, shareholders will:

•	elect three directors, each for a term of three years;

•	vote, on an advisory and non-binding basis, to approve the pay of our named executives;

•	vote to reapprove the material terms of the performance objectives under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan;

•	vote to ratify the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2015; and

•	transact such other business as properly may come before the meeting.
You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 13, 2015. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to shareholders on the internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 13, 2015. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.
Whether or not you plan to attend the meeting, we hope you will vote as soon as possible.
By Order of the Board of Directors,
Susan A. Kovach
Secretary

March 31, 2015
Toledo, Ohio

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

You can vote in one of four ways:
To vote VIA THE INTERNET, visit the website listed on your proxy card, notice document or email that you received
To vote BY TELEPHONE, call the telephone number on your proxy card, notice document or email that you received
If you received printed copies of the proxy materials by mail, you received a proxy card and may vote BY MAIL by signing, dating and returning your proxy card in the envelope provided
Attend the meeting IN PERSON

PROXY STATEMENT SUMMARY

 PROXY STATEMENT SUMMARY
Meeting Details

When:	Tuesday, May 12, 2015 at 2 p.m., local time

Where:	Libbey Corporate Showroom 335 North St. Clair Street Toledo, Ohio 43604
Voting Proposals and Board Recommendations

Proposal:	Voting Options	Board Recommendation
No. 1 — Election of Directors: Election of Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter to serve as Class I directors.	For, Withhold (as to any nominee) or Abstain	FOR each of Ms. Moerdyk, Mr. Orr and Ms. Streeter

No. 2 — Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.
	For, Against or Abstain	FOR

No. 3 — Reapproval of Material Terms of Performance Objectives under Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan:
Reapproval of the material terms of the performance objectives under which performance-based compensation may be paid under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.
	For, Against or Abstain	FOR

No. 4 — Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2015 fiscal year.	For, Against or Abstain	FOR
Governance Highlights
Board Leadership. Since August 2011, we have separated the roles of Chairman of the Board and Chief Executive Officer.
Director Independence and Diversity. Since our 2014 Annual Meeting of shareholders, our Board has had nine directors, eight of whom are independent, as defined in the NYSE MKT Company Guide. Our Board thoughtfully and deliberately reviews its membership in an effort to maintain a diverse but balanced mix of viewpoints, experience, tenures and skills. Contributing to the diversity of our Board is the fact that four of our nine directors have tenures of less than seven years, with Ms. Jones and Mr. Killion joining the Board in 2013 and 2014, respectively. Additionally, four of our nine directors are women and an additional two directors are minorities.
2014 Executive Pay Aligns with Shareholder Interests
Financial and operational highlights.

•
2014 net sales were $852.5 million, a record for the Company, and an increase of 4.7% over 2013, excluding currency fluctuation, led by sales in our Americas segment of $591.4 million, a 6.3% increase over 2013, excluding currency fluctuation

•	2014 gross profit of $203.1 million, surpassing our previous historical best reached in 2012 of $195.2 million

(i)

PROXY STATEMENT SUMMARY

•	2014 income from operations of $81.2 million, up 8.8% from $74.6 million in 2013 and similar to our 2012 record of $81.3 million

•
We refinanced the $405.0 million outstanding principal balance of our 6.875% Senior Secured Notes with a $440.0 million Senior Secured Term B Loan, which bears interest at LIBOR plus 3.0%, subject to a LIBOR "floor" of 0.75%. With the resulting annual interest rate of 3.75% at December 31, 2014, we reduced interest expense in 2014 by more than $9.1 million, compared to 2013, in spite of the higher outstanding principal balance resulting from the refinancing. Based on current LIBOR rates we expect that the Term B Loan will generate annual interest expense savings of more than $10.0 million.

•	We completed our North American capacity realignment, resulting in annual cost savings of over $10.0 million.

•
We took steps to position Libbey for future growth by investing in new glass-making technology at our Shreveport, Louisiana, manufacturing plant. We are investing additional funds in that technology in 2015.

•
We developed our new Own the Moment strategy, which we announced in January 2015, and hired two new officers and a number of other key leaders who will play significant roles in our execution of that strategy.

•
As part of our Own the Moment strategy, we announced a balanced capital allocation plan, including share repurchases that we began implementing through a 10b5-1 share repurchase plan that we adopted on December 15, 2014. As of March 4, 2015, we had repurchased 197,458 shares of stock at an average purchase price of $33.22.

•	As part of our balanced capital allocation plan, we also reinstated a quarterly dividend of $0.11 per share -- the highest in our history.

•
Our shareholders benefited significantly over the course of 2014, as our one-year total shareholder return was approximately 50%, continuing our trend of positive returns to shareholders, as shown in the chart below.

Company / Index	Base Period Dec 2009	Indexed Returns Years Ending
		Dec 2010	Dec 2011	Dec 2012	Dec 2013	Dec 2014
Libbey Inc.	100	202.22	166.54	252.94	274.51	410.98
Russell 2000 Index	100	126.85	121.56	141.43	196.34	205.95
Peer Group	100	133.24	125.87	152.82	216.34	222.96
See “Proxy Statement -- Compensation-Related Matters -- How does Libbey determine the forms and amounts of pay?” below for information regarding the peer group referred to in the above graph and table.
In spite of these highlights, we failed to achieve the target levels of adjusted EBITDA and cash earnings contemplated by our 2014 SMIP, and we fell short of the target cumulative adjusted EBITDA contemplated by the performance cash

(ii)

PROXY STATEMENT SUMMARY

component of our 2012 LTIP. For reconciliations of “adjusted EBITDA” and "adjusted cash earnings” to reported net income, see Appendix A.
Executive pay highlights. As indicated in our proxy statement for our 2014 Annual Meeting of shareholders, we entered into a CEO Retention Award Agreement with Ms. Streeter in December 2013. Pursuant to that agreement, the Company issued to Ms. Streeter 240,829 stock appreciation rights (which we refer to as SARs) in December 2013 and 115,687 restricted stock units (which we refer to as RSUs) in February 2014. These awards are subject to cliff vesting on December 31, 2018, in order to maximize the handcuffs on Ms. Streeter and ensure that no value is actually delivered to her unless she serves the entire desired period of retention.
The Compensation Committee and the other non-management directors continue to believe that the CEO Retention Award Agreement, and the awards of SARs and RSUs made under it, are in the best interest of our shareholders. Additionally, they view the CEO Retention Award Agreement, and the grants of SARs and RSUs made under it, as extraordinary in nature, and they do not currently anticipate entering into any additional special retention agreements with the CEO.
The Committee generally targets pay opportunities for our executives at or near the median of our peer group, with variances from the median depending on an evaluation of relevant factors, including experience, time in position, individual performance, anticipated ability to positively affect our performance and what is needed to attract the best talent for key positions, particularly when the Company recruits from much larger companies. The executive pay study commissioned by the Committee in the fall of 2013 disclosed that base salaries and annual and long-term incentive opportunities for most executives were generally within a reasonable range of the median. Accordingly, no adjustments were made to target incentive opportunities for 2014, and base salaries for the respective named executives were increased, effective April 1, 2014, by between 2-4%, depending on the executive and the factors cited above.

Named Executive	Increase in Annual Base Salary (%)	2014 SMIP Target Opportunity (%)	2014 LTIP Target Opportunity (%)
Stephanie A. Streeter Chief Executive Officer	3.0	100	250
Sherry Buck VP, Chief Financial Officer	4.0	65	140
Daniel P. Ibele VP, GM, U.S. and Canada	2.5	65	140
Susan A. Kovach VP, General Counsel & Secretary	2.0	50	95
Timothy T. Paige VP, Human Resources	2.5	50	95
In October 2014, the Committee approved an additional increase to Ms. Buck's base salary, from $379,000 per year to $425,000 per year, in recognition of her additional time in position, individual performance and ability to positively affect our performance. The increase was effective November 1, 2014. Additionally, in October 2014 we announced that Mr. Ibele would retire as an officer and from his position as Vice President, General Manager, U.S. and Canada on or about March 31, 2015, and would continue to be employed as a strategic consultant until March 31, 2016. In connection with that announcement, and in recognition of Mr. Ibele's contributions to Libbey during his more than 32 years with the Company, the Committee authorized the Company to enter into an agreement and release with Mr. Ibele pursuant to which, among other things, all RSUs and NQSOs that are unvested as of the last day of Mr. Ibele's employment as a strategic consultant and that would vest within one year of that date will be accelerated.
The final decisions with respect to our 2014 executive pay program were made in February 2015, when the Committee assessed our performance under our 2014 SMIP and the performance cash component of our 2012 LTIP. For all of the named executives other than Mr. Ibele, payouts under the 2014 SMIP were dependent on company-wide performance. For Mr. Ibele, half of his payout under the 2014 SMIP was dependent on company-wide performance, with the other half being dependent on the performance of his region (U.S. and Canada, including our U.S. Sourcing segment). As with the other named executives, the amount earned was subject to potential modification (up or down) by as much as 25% of the amount earned, depending on individual performance against goals, values and leadership skills.

(iii)

PROXY STATEMENT SUMMARY

The applicable performance measures, the results and the resulting payout percentages (determined applying the payout scale described on page 31 below and unmodified for individual performance) for the named executives are described below.
2014 SMIP. For the named executives other than Mr. Ibele, the extent to which we achieved targeted company-wide adjusted EBITDA represented 60% of their respective target SMIP opportunities, with the extent to which we achieved company-wide adjusted cash earnings representing the remaining 40% of their target opportunities. We achieved company-wide adjusted EBITDA in 2014 of $122.0 million, representing 85% of targeted adjusted EBITDA, resulting in an unmodified payout percentage equal to 61.9% of the target opportunity for that measure. Additionally, we achieved company-wide adjusted cash earnings equal to $116.6 million, or 87% of targeted cash earnings, resulting in an unmodified payout percentage equal to 66.1% of the target opportunity for that measure.
For Mr. Ibele, the extent to which we achieved the company-wide performance metrics represented a total of 50% of his target SMIP opportunity, while the extent to which his region (U.S. and Canada, including our U.S. Sourcing segment) achieved regional adjusted EBITDA and regional cash earnings targets represented the other 50% of his target opportunity. In that connection, his region achieved $106.8 million of adjusted EBITDA, or 78.2% of target. The region also achieved $99.5 million of adjusted cash earnings, or 74% of target. Because the percent of target actually achieved with respect to each of the regional performance measures was below the threshold level of performance, no payout was earned with respect to the U.S. and Canada region's performance.
Based on the Board's evaluation of Ms. Streeter's achievement of her individual performance objectives, and based on Ms. Streeter's evaluation of the achievement by the other named executives of their respective individual performance objectives, the Committee determined that an adjustment to the payouts for individual performance was warranted only for Ms. Buck, whose payout was increased by 25% to reflect her superior performance during 2014. Accordingly, the average weighted payout percentages for the combined performance measures were as follows:
For named executives other than Ms. Buck and Mr. Ibele:

Weighted Average Company-Wide Performance as % of Target	=	86%	==>	Combined Payout as % of Target	=	64%
For Ms. Buck:

Weighted Average Company-Wide Performance as % of Target	=	86%	==>	Combined Payout as % of Target	=	80%
For Mr. Ibele:

Weighted Average Company-Wide Performance as % of Target	=	86%	=	Combined Payout as % of Target	=	64%	x	50%	=	32%
											==>	32.0%
Weighted Average Regional Performance as % of Target	=	78%	=	Combined Payout as % of Target	=	0%	x	50%	=	0%

(iv)

PROXY STATEMENT SUMMARY

2012 LTIP Performance Cash. In February 2015, our Compensation Committee also reviewed our performance under the performance cash component of the 2012 LTIP, which covered the three-year performance cycle ended December 31, 2014. Payouts for all of the named executives were determined based solely on company-wide performance over the performance cycle. Applying the payout scale described on page 33 below, the Committee determined that the Company achieved adjusted EBITDA over the performance cycle of $389.5 million, or 96% of target, resulting in payouts equal to 89.5% of the target opportunities for the respective named executives.
Executive Pay Practices. The table below highlights our current executive pay practices, including practices we have implemented in order to drive performance and practices that we have not implemented because we do not believe they would serve our shareholders’ long-term interests:

What We Do		What We Don't Do
✓
We tie pay to performance by ensuring that a significant portion of executive pay is performance-based and at-risk. We set clear financial goals for corporate and regional performance, and we differentiate based on individual performance against objectives determined early in the year.
		x x	We do not provide tax gross-ups except on relocation assistance. We do not maintain compensation programs that we believe create undue risks for our business.
✓	We review market data relative to our peer group of companies, and we utilize tally sheets to ensure that compensation opportunities are consistent with the intent of our Compensation Committee.	x x x
We do not provide significant additional benefits to executive officers that differ from those provided to all other U.S. employees.

We do not permit repricing of stock options or SARs, nor do we permit buyouts of underwater stock options or SARs.

We do not permit hedging, pledging and engaging in transactions involving derivatives of our stock.

✓
We mitigate undue risk by placing substantial emphasis on long-term incentives and utilizing caps on potential payouts under both our annual and long-term incentive plans, clawback provisions in our Omnibus Incentive Plan, reasonable retention strategies, performance targets and appropriate Board and management processes to identify and manage risk.

✓	We have modest post-employment and change in control arrangements that apply to our executive officers, with severance multiples of less than or equal to 2.5X.
✓ ✓	We utilize “double-trigger” vesting of equity awards and non-equity incentives after a change in control. We provide only minimal perquisites that we believe have a sound benefit to our business.
✓	We have stock ownership / retention requirements to enhance the alignment of our executives’ interests with those of our shareholders.
✓	Our Compensation Committee retains an external, independent compensation consultant and advisors.

(v)

TABLE OF CONTENTS

(vi)

(vii)

QUESTIONS AND ANSWERS ABOUT THE MEETING

LIBBEY INC.

PROXY STATEMENT
We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Sherry L. Buck and Susan A. Kovach. They will vote your shares as you instruct.
We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 12, 2015, at 2 p.m., eastern daylight savings time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.
QUESTIONS AND ANSWERS ABOUT THE MEETING

Who may vote?
You may vote if you were a holder of the common stock of Libbey Inc. (which we refer to as we, our, Libbey or the Company) at the close of business on March 13, 2015.
What may I vote on, what are my voting options and how does the Board recommend that I vote?

Proposal:	Voting Options	Board Recommendation

No. 1 — Election of Directors: Election of Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter to serve as Class I directors	For, Withhold (as to any nominee) or Abstain	FOR each of Ms. Moerdyk, Mr. Orr and Ms. Streeter

No. 2 — Advisory Say-on-Pay:

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K
	For, Against or Abstain	FOR

No. 3 — Reapproval of the material terms of the performance objectives under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan:

Reapproval of the material performance objectives under which performance-based compensation may be paid under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan, as previously approved by our shareholders in 2010
	For, Against or Abstain	FOR

No. 4 — Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2015 fiscal year	For, Against or Abstain	FOR
How do I vote?
Registered Shareholders
If you are a registered shareholder, you may vote in any of the following ways:

QUESTIONS AND ANSWERS ABOUT THE MEETING

Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 11, 2015. Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 11, 2015. Make sure you have available the proxy card, notice document or email that you received and follow the simple instructions provided.

Vote by mail: If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Vote in person at the annual meeting: Bring the proxy card, notice document or email you received and bring other proof of identification and request a ballot at the meeting.
Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 through 3.
Shares Held Through 401(k) Plan
If you participate in one of our 401(k) plans, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in one of our 401(k) plans, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the applicable 401(k) plan that you must follow in order for shares in your account to be voted.
May I change my vote?
If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.
If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.
How many outstanding shares of Libbey common stock are there?
At the close of business on March 13, 2015, there were 21,791,493 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

QUESTIONS AND ANSWERS ABOUT THE MEETING

How big a vote do the proposals need in order to be adopted?
Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 4 must receive the required votes set forth below:

Proposal	Required Vote
Proposal 1 — Election of Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter as Class I directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.

Proposal 2 — Advisory Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal 3 — Reapproval of Performance Measures under Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal 4 — Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
What constitutes a quorum?
Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.
How will votes be counted?
Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast ‘‘for,’’ ‘‘against’’ or ‘‘withheld,’’ and therefore will have no effect on the outcome of any of Proposals 1 – 4. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1 – 3. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plans will be voted by the trustee in accordance with instructions from participants in those plans. Votes will not be cast with respect to those shares in the plans for which no instructions are received.
What are broker non-votes?
If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 – 3, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.
How will voting be conducted on other matters raised at the meeting?
The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.
When must shareholder proposals be submitted for the 2016 Annual Meeting?
A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2016 must deliver the proposal so that we receive it no later than December 2, 2015. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 15, 2016. A shareholder desiring to nominate one or more directors for election at our 2016 Annual Meeting must deliver the written nomination no earlier than January 13, 2016, and no later than February 12, 2016. All such proposals must be addressed to Susan A. Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors, which currently has nine directors, is divided into three classes. The term of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 2015. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board has nominated Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter for election to Class I.
Those persons who are elected to Class I as directors at the 2015 Annual Meeting will hold office until their terms expire on the date of the 2018 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and Class III of the Board of Directors will expire on the date of the Annual Meeting in 2016 and 2017, respectively. Information regarding Ms. Moerdyk, Mr. Orr and Ms. Streeter is set forth below under ‘‘Libbey Corporate Governance — Who are the members of our Board of Directors?’’
Only Ms. Moerdyk, Mr. Orr and Ms. Streeter will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If any of them becomes unavailable to serve prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.
Shares represented by proxies will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.
The Board of Directors recommends a vote FOR
each of Ms. Moerdyk, Mr. Orr and Ms. Streeter.

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE
We are providing shareholders the opportunity to cast a non-binding, advisory vote with respect to the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.
Our 2014 executive pay program, which is discussed below under ‘‘Compensation-Related Matters — Compensation Discussion and Analysis’’ and related tables and narrative, contemplates the delivery of executive pay that is performance-based and market-driven, as demonstrated in the table below:

Pay Objective		Supportive Components of 2014 Pay Program
Support our business strategy; drive long-term performance and shareholder value	•	Annual and long-term incentive plan performance measures focused on increasing adjusted EBITDA and profitability and reducing financial leverage
•
Consistent with our Libbey 2015 strategy, annual incentive plan financial component for regional general managers is weighted 50% at the company-wide level and 50% at the regional level to ensure line of sight

	•	Individual objectives heavily focused on development and execution of our Libbey 2015 strategy

PROPOSALS

Pay Objective		Supportive Components of 2014 Pay Program
Align interests of executives and shareholders	•	Annual and long-term incentive plans that are performance-based
	•	For named executives, 55% to 76% of target pay opportunities are “at risk”
	•	Growth in our stock price is required in order to deliver any value to named executives pursuant to non-qualified stock options, which we refer to as NQSOs, and SARs
	•	RSUs directly align interests of executives and shareholders
	•	Stock ownership / retention guidelines designed to require our executives to own meaningful amounts of our stock

Attract and retain highly-talented and experienced senior executives who are key to implementing our strategy and achieving future success	•	Market-driven total pay package
	•	NQSO and RSU grants that vest ratably over four years, and special "new hire" awards to attract top talent
	•	With respect to our CEO, a special, one-time retention award of cash-settled RSUs that were issued in February 2014, and that cliff-vest on December 31, 2018

Align executive pay program with corporate governance best practices	•
Limited perquisites (tax return preparation and financial planning, executive health screening program, limited ground transportation and airline club membership), but no tax gross-ups on these perquisites

	•	Limited severance pay arrangements
	•	No tax gross-ups except on relocation assistance
	•	Stock ownership / retention guidelines designed to require executives to own meaningful amounts of our stock
	•	Annual and long-term incentive awards and RSU, SAR and NQSO awards are subject to clawback
We believe that our 2014 executive pay program linked directly to our Libbey 2015 strategy. The quantitative performance metrics under both our 2014 SMIP and the performance cash component of our 2014 LTIP were directly tied to improving adjusted EBITDA, cash generation, profitability and financial leverage, all of which were critical to our Libbey 2015 strategy and returning Libbey to consistent profitability, stability and cash generation.
Additionally, although our one-year total shareholder return in 2014 exceeded 50%, the chart and summary on pages (iv) and (v) demonstrate that payouts under our 2014 SMIP and the performance cash component of our 2012 LTIP are a direct reflection of our failure to achieve our targeted financial performance.
Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.
The Board of Directors recommends a vote FOR
the approval, on an advisory basis, of the resolution.

PROPOSALS

PROPOSAL 3 — REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE OBJECTIVES UNDER AMENDED AND RESTATED LIBBEY INC. 2006 OMNIBUS INCENTIVE PLAN

We are asking you to reapprove the material terms of the performance objectives under which performance-based compensation may be paid under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan (the “Plan”), as previously approved by our shareholders in 2010. No amendments to the Plan are being requested. Stockholder approval is necessary for the Company to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code.

Eligibility. All salaried employees and non-management directors are eligible to participate in the Plan.

Performance Objectives. The Plan permits the Compensation Committee to structure annual and long-term cash and/or equity-based incentive awards based on the attainment of specified performance objectives. Awards payable under the Plan are based solely on one or more of the following performance criteria:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;

•	Cost reductions or savings;

•	Performance against operating budget goals;

•	Margins;

•	Operating efficiency;

•	Funds from operations;

•	Market share;

•	Customer satisfaction;

•	Working capital targets; and

•	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measures may be used to measure, in absolute terms, our performance as a whole or the performance of any of our subsidiaries, affiliates or business units, or any combination of them, as the Committee determines to be appropriate. Alternatively, the performance measures may be used to measure performance as compared to any incremental increase, or as compared to the performance of a group of comparator companies or to any published or special index that the Committee deems appropriate.

Determination and Payment of Awards. No award may be paid to any participant if the applicable performance objectives are not achieved. The maximum aggregate amount of any cash-based or other stock-based award made to any one participant in any calendar year is $3,000,000 or 200,000 shares, as determined on the date of payment. The Compensation Committee may exercise its discretion to decrease or eliminate, but not increase, the amount of any performance-based award.
The Board of Directors recommends a vote FOR
reapproval of the material terms of the performance objectives established under the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan.

PROPOSALS

PROPOSAL 4 — RATIFICATION OF AUDITORS
The Audit Committee conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for our 2015 fiscal year. As a result of that process, the Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2015 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies will be voted for ratification.
The Board of Directors recommends a vote FOR this proposal.

STOCK OWNERSHIP

STOCK OWNERSHIP
Who are the largest owners of Libbey stock?
The following table shows information with respect to the persons we know to be beneficial owners of more than 5% of our common stock as of December 31, 2014, based solely on filings made by such beneficial owners with the Securities and Exchange Commission, or SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
RBC Global Asset Management (U.S.) Inc.(1)
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402	1,970,537	9.0%

Dimensional Fund Advisors LP(2)
Building One
6300 Bee Cave Road
Austin, TX 78746	1,248,640	5.7%

(1)
Amendment No. 1 to Schedule 13G filed with the SEC on behalf of RBC Global Asset Management (U.S.) Inc. (‘‘RBC’’), an investment advisor, indicates that, as of December 31, 2014, RBC was the beneficial owner of 1,970,537 common shares, with sole dispositive power as to 440 of such shares, shared dispositive power as to 1,970,097 shares, sole voting power with respect to 440 common shares and shared voting power with respect to 1,288,277 common shares.

(2)
Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP ("Dimensional"), an investment advisor, indicates that, as of December 31, 2014, Dimensional was the beneficial owner of 1,248,640 common shares, with sole dispositive power as to all of such shares and sole voting power with respect to 1,201,397 common shares.

How much Libbey stock do our directors and officers own?
Stock Ownership / Retention Guidelines
Non-Management Director Stock Ownership / Retention Guidelines. We have stock ownership guidelines that are applicable to non-management directors. Under the guidelines, a non-management director must acquire ownership of Libbey common stock and/or its equivalents, as described below, in an amount at least equal to five times the amount of the annual cash retainer payable to the director for service on the Board of Directors (excluding the cash retainer or fees payable for service on any committee of the Board). We refer to this amount as the Ownership Threshold. Each director must achieve the Ownership Threshold on or before the fifth anniversary of the date on which the director was first appointed or elected to the Board. We refer to this date as the Compliance Deadline.
In determining whether a non-management director has achieved his or her Ownership Threshold, we include:

•	Shares of Libbey common stock held by the non-management director; and

•	“Phantom stock” into which deferred compensation is deemed invested under any deferred compensation plan for non-management directors.
If a non-management director achieves the Ownership Threshold on any date prior to his or her Compliance Deadline, the director generally will be deemed to continue to comply with the Ownership Threshold even if the value of his or her shares subsequently declines as a result of a decline in the closing price of Libbey common stock. A non-management director who has achieved the Ownership Threshold subsequently may sell or dispose of shares as long as the non-management director retains at least the minimum number of shares that s/he was required to hold when s/he first achieved the Ownership Threshold. If the non-management director’s share ownership drops below that Ownership Threshold, his or her holdings will be re-valued based on the then-current market price of Libbey common stock, and s/he will be required to achieve the Ownership Threshold based on his or her re-valued holdings.
As the following table shows, as of March 13, 2015, all of our existing non-management directors, other than Ms. Jones (who joined the Board in August 2013) and Mr. Killion (who joined the Board in May 2014), comply with the stock ownership guidelines, as amended in February 2015:

STOCK OWNERSHIP

Non-Management Director	Guideline	Value of Shares Held(1)

Carlos V. Duno	$237,500	$1,177,488
William A. Foley	$237,500	$1,835,631
Peter C. Howell	$237,500	$1,309,601
Ginger M. Jones	$237,500	$136,751
Theo Killion	$237,500	$36,860
Deborah G. Miller	$237,500	$780,362
Carol B. Moerdyk	$237,500	$1,906,132
John C. Orr	$237,500	$927,803

(1)	Based on the closing price of Libbey common stock on March 13, 2015.
Executive Stock Ownership / Retention Guidelines. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. In late 2012, we modified the guidelines as described below. We refer to the guidelines, as originally established, as the Original Guidelines.
Under the Original Guidelines, each executive officer was required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer became subject to the guidelines.
The applicable multiples for the executive officers under the Original Guidelines were as follows:

Executive Officer Title	Multiple of Base Salary
Chief Executive Officer	5X
President, Executive Vice President, group or divisional president	3X
Other Vice Presidents	2X
Under the Original Guidelines, an executive may achieve the required ownership by a variety of forms of unpledged equity ownership (which we refer to as Qualifying Shares), including outright ownership, by the officer and/or his or her spouse and minor children, of shares of Libbey stock; shares held in 401(k) savings accounts, individual retirement accounts or trust or other estate planning vehicles; shares underlying vested RSUs (even if deferred); and vested, ‘‘in-the-money’’ stock options to the extent of 50% of the required guideline.
The following table shows, for each named executive who was employed by us at December, 31, 2014 and was subject to the Original Guidelines, the applicable guideline and number of Qualifying Shares, excluding vested, ‘‘in-the-money’’ stock options, held as of March 13, 2015:

Named Executive	Applicable Guideline (Number of Shares)	Number of Qualifying Shares Held
Daniel P. Ibele	31,061	64,573
Susan A. Kovach	31,556	57,128
Timothy T. Paige	29,024	49,529
In late 2012, we elected to transition our executive stock ownership guidelines to stock retention guidelines. This decision was made in order to provide greater parity between long-time executive officers and our newer executive officers and to further align our executives’ interests with those of shareholders. Under the retention guidelines, which we refer to as the Retention Guidelines, each executive generally will be required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs made after January 1, 2013 that subsequently vests; and

•	50% of the net after-tax shares underlying NQSOs that are granted after January 1, 2013 and that the executive subsequently exercises.
Executives who satisfied the Original Guidelines prior to December 31, 2012 are exempt from the Retention Guidelines until January 2018. During the period between January 2, 2013 and January 1, 2018, those executives are permitted to

STOCK OWNERSHIP

sell or otherwise dispose of our stock, but only to the extent of any shares in excess of their respective ownership guidelines under the Original Guidelines.
Executives nearing retirement are released from our guidelines on the later to occur of the date that is one year prior to the contemplated retirement date or the date on which the Board is notified of the planned retirement.
Beneficial Ownership Table
The following table shows, as of March 13, 2015, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors, the named executives and our directors and executive officers as a group. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sherry Buck(1)(3)	25,932	*
Carlos V. Duno(2)	31,945	*
William A. Foley(2)	37,988	*
Ginger M. Jones	3,710	*
Peter C. McC. Howell(2)(4)	30,479	*
Daniel P. Ibele(1)(3)	73,309	*
Theo Killion	1,000	*
Susan A. Kovach(1)(3)	56,940	*
Deborah G. Miller(2)	18,973	*
Carol B. Moerdyk(2)	33,206	*
John C. Orr(2)	25,171	*
Timothy T. Paige(1)(3)	71,344	*
Stephanie A. Streeter(1)(3)	151,639	*
Directors and Executive Officers as a Group(1)(2)(3)	590,445	2.71%

(1)
Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 13, 2015, each of Messrs. Ibele and Paige and Ms. Streeter, Ms. Buck and Ms. Kovach, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
S. Buck	5,126
D. Ibele	0
S. Kovach	15,957
T. Paige	3,290
S. Streeter	0
All executive officers as a group	24,373

(2)
Includes the following number of shares of our common stock that are deferred by non-management directors under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	23,707
W. Foley	0
P. Howell	16,799
G. Jones	0
T. Killion	0
D. Miller	0
C. Moerdyk	0
J. Orr	0

STOCK OWNERSHIP

Name of Director	Number of Deferred Shares
All non-management directors as a group	40,506

Does not include the following number of shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley	11,812
P. Howell	5,800
G. Jones	0
T. Killion	0
D. Miller	2,198
C. Moerdyk	18,507
J. Orr	0
All non-management directors as a group	38,317
For more information regarding our deferred compensation plans for non-management directors, see ‘‘Compensation-Related Matters — Non-Management Directors’ Compensation in 2014’’ below.

(3)
Includes the following number of NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 13, 2015:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
S. Buck	17,474
D. Ibele	8,736
S. Kovach	15,769
T. Paige	25,105
S. Streeter	73,058
All executive officers as a group	143,072

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.
In addition to outstanding shares of common stock that our named executives beneficially owned as of March 13, 2015, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
S. Buck	29,178
D. Ibele	14,991
S. Kovach	12,517
T. Paige	11,962
S. Streeter	202,235
All executive officers as a group	297,557

(1)
Of these amounts, a total of 5,690 RSUs with four-year vesting were awarded to Ms. Streeter on July 29, 2011; a total of 16,906 RSUs with four-year vesting were awarded on February 17, 2012; a total of 10,222 RSUs with four-year vesting were awarded to Ms. Buck on August 1, 2012; a total of 37,661 RSUs with four-year vesting were awarded on February 11, 2013; a total of 50,718 RSUs with four-year vesting were awarded on February 24, 2014; a total of 115,687 RSUs, which cliff vest on December 31, 2018, were awarded on February 24, 2014; a total of 5,116 RSUs with four-year vesting were awarded on September 9, 2014; a total of 8,359 RSUs with four-year vesting were awarded on December 1, 2014; and a total of 47,199 RSUs with four-year vesting were awarded on February 16, 2015. Except for the 115,687 RSUs that were awarded to Ms. Streeter as a special retention award on

STOCK OWNERSHIP

February 24, 2014, and that will be settled in cash, one share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see ‘‘Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?’’ and the Outstanding Equity Awards at Fiscal Year-End table below.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2014, all officers, directors and greater-than-10% beneficial owners complied, on a timely basis, with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.
LIBBEY CORPORATE GOVERNANCE
Who are the members of Libbey’s Board of Directors?
Our Board of Directors is divided into three classes. Each year, one class of directors stands for election at our Annual Meeting of shareholders. Based on the recommendation of our Nominating and Governance Committee, our Board has nominated Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter, all of whom are incumbents, for election by our shareholders at our 2015 Annual Meeting of shareholders.
Standing for Election – Class I

Professional Experience:
Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland.

Education:
Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan.

Public Company Boards:
Ms. Moerdyk has served on the Board of Directors of American Woodmark Corporation (NASDAQ: AMWD) since 2005.

Director Qualifications:
•   Significant financial expertise, developed through her experience as a CFA and public company chief financial officer
•   Public company board and corporate governance experience
•   Executive leadership and U.S. and international operations experience

Carol B. Moerdyk Age 64 Director since 1998

LIBBEY CORPORATE GOVERNANACE

Professional Experience:
Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide.

Education:
Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations.

Public Company Boards:
Mr. Orr currently serves on the Board of Myers Industries, Inc. (NYSE: MYE).

Director Qualifications:
•   Extensive international manufacturing and plant management experience
•   Extensive organizational leadership experience
•   Public company board and corporate governance experience

John C. Orr Age 64 Director since 2008

Professional Experience:
Ms. Streeter has served as Chief Executive Officer of Libbey since August 1, 2011. Prior to joining Libbey as Co-CEO on July 1, 2011, Ms. Streeter was interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010 and served on its Board of Directors from 2004 to 2009. Ms. Streeter also was employed as Chairman and Chief Executive Officer of Banta Corporation, a NYSE-listed provider of printing, supply chain management and related services that was acquired by R.R. Donnelley & Sons Company (NYSE: RRD) in 2007. She joined Banta in 2001 as President and Chief Operating Officer and was appointed Chief Executive Officer in 2002. Prior to joining Banta, Ms. Streeter was Chief Operating Officer at Idealab. Ms. Streeter also spent 14 years at Avery Dennison Corporation in a variety of product and business management positions, culminating in her role as Group Vice President of Worldwide Office Products from 1996 to 2000.

Education:
Ms. Streeter holds a bachelor’s degree from Stanford University.

Public Company Boards:
A member of the Board of Directors of Banta from 2001 to 2007, Ms. Streeter was elected Chairman in 2004. She currently is a member of the Boards of Directors of The Goodyear Tire & Rubber Company (NYSE: GT) (since 2008) and Kohl’s Corporation (NYSE: KSS) (since 2007).

Director Qualifications:
•   Demonstrated executive leadership and management skills
•   Public company board and corporate governance experience
•   Consumer and business-to-business marketing experience
•   Supply chain experience
•   Retail industry knowledge

Stephanie A. Streeter Age 57 Director since 2011

LIBBEY CORPORATE GOVERNANACE

Continuing Directors – Classes II and III

Professional Experience:
Mr. Duno is the Owner and Chief Executive Officer of The Hire Firm (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a two-year term as Vice President Strategic Planning for Scott Paper Company and several years with McKinsey & Co. and Eli Lilly.

Education:
Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He also is certified in leadership and transition coaching by the Hudson Institute of Coaching.

Public Company Boards:
None.

Director Qualifications:
•   Strategic planning in international organizations
•   Glass industry experience, both at Vitro S.A. and as a former director of Anchor
    Glass Container Corporation

Carlos V. Duno Age 67 Class II Director since 2003

Professional Experience:
Mr. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC (since June 2011) and served as Chairman and Chief Executive Officer of Blonder Company (from 2008 to 2011). Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice

William A. Foley Age 67 Class III Independent Chairman of the Board Director since 1994; Chairman since August 2011
President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing.

Education:
Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University.

Public Company Boards:
Mr. Foley is currently on the Board of Directors of Myers Industries, Inc. (NYSE: MYE), and has previous experience on the board of LESCO Inc.

Director Qualifications:
•   Consumer product marketing experience, particularly in the glass tableware industry
•   Significant organizational leadership and management skills
•   Public company board and corporate governance experience

LIBBEY CORPORATE GOVERNANACE

Professional Experience:
Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young).

Education:
Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University and is a Fellow of the Institute of Chartered Accountants of England & Wales.

Public Company Boards:
Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004), and Lite Array Inc. and Global Lite Array Inc., subsidiaries of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001).

Peter C. McC. Howell Age 65 Class II Director since 1993

Director Qualifications:
•   Significant financial expertise that qualifies him as an audit committee financial expert
•   Public company board and corporate governance experience
•   Retail and foodservice industry knowledge
•   Experience with international businesses operating in China

Professional Experience:
Ms. Jones is the Vice President, Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB), where she has served since December 2014. She joined Cooper from Plexus Corp. (NASDAQ: PLXS), a global electronics, engineering and manufacturing services company, where she served as Chief Financial Officer since 2007 and was responsible for all finance, treasury, investor relations and information technology functions. A certified public accountant, Ms. Jones began her career with Deloitte & Touche, culminating in her role as audit manager for audits of middle market companies.

Eduction:
She holds a bachelor’s degree in accounting from the University of Utah and an M.B.A. from The Ohio State University Fisher College of Business.

Public Company Boards:
None.

Director Qualifications:
•   Experience as chief financial officer of a public company with over $2 billion in revenues
•   Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert
•   Experience in global supply chain

Ginger M. Jones Age 50 Class II Director since 2013

LIBBEY CORPORATE GOVERNANACE

Professional Experience:
Mr. Killion served as Chief Executive Officer of Zale Corporation (NYSE: ZLC) from September 2010 until his retirement in July 2014. Prior to his appointment as Chief Executive Officer, Mr. Killion held a variety of other positions with Zale Corporation, including Interim Chief Executive Officer from January 2010 to September 2010, President from August 2008 to September 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 2008 to August 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, he held various management positions with Limited Brands.

Theo Killion Age 63 Class III Nominated in 2014

Education:
Mr. Killion holds a bachelor’s degree and a masters degree in education from Tufts University.

Public Company Boards:
Mr. Killion serves on the board of directors of Express, Inc. (NYSE: EXPR) and served on the board of directors of Zale Corporation from September 2010 to May 2014

Director Qualifications:
•   Extensive experience in retail merchandising, business development and strategic planning
•   Deep human resources expertise, including in talent identification, evaluation, development and succession planning
•   Extensive organizational leadership experience in a complex environment
•   Public company board and corporate governance experience

Professional Experience:
From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President, Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing.

Education:
Ms. Miller holds a bachelor’s degree from Wittenberg University, of which she is an Emeritus member of the Board of Directors.

Public Company Boards:
Ms. Miller has been a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) since 1995.

Director Qualifications:
•   Global management experience
•   Sales and marketing ingenuity
•   Strategic planning
•   Extensive information technology experience

Deborah G. Miller Age 65 Class III Director since 2003
How is our Board leadership structured?
Our Board currently includes eight non-management directors and one employee director. All of the non-management directors have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see ‘‘How does the Board determine which directors are considered independent?’’ below.

LIBBEY CORPORATE GOVERNANACE

When Ms. Streeter joined the Company and was named our chief executive officer on August 1, 2011, the Board elected to separate the roles of the chairman and chief executive officer in order to enable Ms. Streeter to devote herself to becoming familiar with our business, industry and customers. As a result of the Board’s most recent assessment of its leadership structure, the Board has concluded that continued separation of the roles of chairman and chief executive officer is appropriate at this time and will enable Ms. Streeter to focus on implementation of our new Own the Moment strategy.
Does Libbey have Corporate Governance Guidelines?
Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).
What are the roles of the Board’s committees?
Our Board of Directors currently has the following standing committees:

Standing Committee	Key Functions		Number of 2014 Meetings
Audit Committee	See “Audit-Related Matters – Report of the Audit Committee” below.		7

Compensation Committee	•	Consider the potential impact of our executive pay program on our risk profile	5
	•	Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives
	•	Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans
•
Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to our CEO in prior years

	•	Perform an annual evaluation of the performance and effectiveness of the Compensation Committee
	•	Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC
	•	Approve grants of awards under our equity participation plans and provide oversight and administration of these plans

Nominating and Governance Committee	•	Develop and implement policies and practices relating to corporate governance	5
•
Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO

	•	Review director pay and recommend to the Board pay levels for our non-management directors

LIBBEY CORPORATE GOVERNANACE

The following table identifies, for each of our non-management directors, the committees on which he or she served in 2014 and will serve beginning on May 12, 2015:

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Director	2014	2015	2014	2015	2014	2015
Carlos V. Duno			Chair	Chair	Member	Member
William A. Foley(1)(2)	Member	Member			Member	Member
Peter C. McC. Howell(1)(2)	Member	Member			Member	Member
Ginger Jones(1)(2)	Chair	Chair	Member	Member
Theo Killion(3)			Member	Member
Deborah G. Miller(2)	Member	Member	Member	Member
Carol B. Moerdyk			Member	Member	Member	Member
John C. Orr(1)(2)	Member	Member			Chair	Chair

(1)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(2)
Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

(3)	Mr. Killion was appointed to the Compensation Committee effective with the December 15, 2014 meeting.
The Board has determined that all members of each of its standing committees are independent, within the meaning of SEC regulations and the NYSE MKT Company Guide. The Board also has determined that all members of the Compensation Committee are ‘‘outside directors,’’ within the meaning of 26 CFR § 1.162-27.
How does our Board oversee risk?
Our management is responsible for day-to-day risk management and our Board, through the Audit Committee and the Board’s other committees, is responsible for oversight of our risk management processes. We have implemented an enterprise-wide risk management program. Our Vice President, Chief Financial Officer has primary responsibility for this program. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.
Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Vice President, Chief Financial Officer routinely reports to our Board and the Audit Committee with respect to the status of our program and particular risks and risk management strategies.
How does our Board select nominees for the Board?
Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee evaluates governance needs and skill requirements, and solicits input from all Board members and makes its recommendation to the Board. An invitation to join the Board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

LIBBEY CORPORATE GOVERNANACE

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards
•	broad experience at the policy-making level in business, government, education, technology or public interest
•	commitment to enhancing shareholder value
•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•
expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer or chief financial officer of a public company; expertise in the consumer products industry, asset-intensive manufacturing, logistics and/or advanced supply chain management; experience as an executive with a large multinational company or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment

•
serve on the boards of directors of no more than three other public companies and, if intending to serve on the Audit Committee of the Board, serve on the audit committees of no more than two other public companies

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, three of our non-management directors are women, one non-management director is Hispanic and one non-management director is African-American. In addition, one non-management director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.
Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other subject-matter expertise and the Board’s evaluations of other prospective nominees.
The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.
How does our Board determine which directors are considered independent?
Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’ below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.
As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the NYSE MKT Company Guide, since our common stock currently is listed on the NYSE MKT exchange.

LIBBEY CORPORATE GOVERNANACE

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Ginger Jones, Theo Killion, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Ms. Streeter is considered to be an inside director because of her employment as Libbey's CEO.
How often did our Board meet during fiscal 2014?
During 2014, the Board of Directors held six meetings, five of which were regularly scheduled meetings and one of which was a special meeting. During 2014, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.
Certain Relationships and Related Transactions — What transactions involved directors or other related parties?
A substantial majority of our directors is independent, as defined in the NYSE MKT Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors. During 2014, our Board permitted us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Terence P. Stewart is managing partner. Mr. Stewart retired from the Board on May 13, 2014.
Our Code of Ethics requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related- party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.
How do shareholders and other interested parties communicate with the Board?
Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that is addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.
Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?
Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.
Are Libbey’s directors required to attend Libbey’s Annual Meeting of shareholders?
Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a meeting of the Board at the same location and on the same day as the Annual Meeting. As a result, we anticipate that a substantial majority of our

LIBBEY CORPORATE GOVERNANACE

directors will be present at the Annual Meeting of shareholders to be held on May 12, 2015. In 2014, all members of the Board of Directors attended our Annual Meeting.

AUDIT-RELATED MATTERS
Who are Libbey’s auditors?
For our 2014 fiscal year, Ernst & Young LLP served as the Company's independent registered public accounting firm. The Audit Committee conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for our 2015 fiscal year. As a result of that process, the Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2015 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See ‘‘Proposal 4 — Ratification of Auditors’’ above.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if the representatives so desire. The representatives will be available to respond to appropriate questions.
What fees did Libbey pay to its auditors for Fiscal 2014 and 2013?
For the years ended December 31, 2014 and December 31, 2013, Ernst & Young LLP served as the Company’s external auditors. Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013 are as follows:

Nature of Fees	2014 Fees	2013 Fees
Audit Fees(1)	$1,108,245	$1,189,612
Audit Related Fees(2)	80,000	80,000
Tax Fees(3)	0	19,966
All Other Fees	0	0
Total	$1,188,245	$1,289,578

(1)
Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.

(2)	Audit-related fees include fees for audits of our employee benefit plans.

(3)	Tax fees include fees for services provided to our Mexican subsidiaries for the filing of customs declarations for imports of products into Mexico.
All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee appointed Ginger Jones, Chair of the Committee, to pre-approve these services.
Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.
The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

AUDIT- RELATED MATTERS

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	together with the Board and its other standing committees, overseeing our enterprise risk management program.
The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
With respect to the audited financial statements for the year ended December 31, 2014, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.
Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Ginger M. Jones, Chair
William A. Foley
Peter C. McC. Howell
Deborah G. Miller
John C. Orr

COMPENSATION-RELATED MATTERS

COMPENSATION-RELATED MATTERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our 2014 executive pay program, particularly as it relates to the following individuals, who are our ‘‘named executives’’ for 2014:

Named Executive	Title
Stephanie A. Streeter	Chief Executive Officer
Sherry Buck	Vice President, Chief Financial Officer
Daniel P. Ibele	Vice President, General Manager, U.S. and Canada
Susan A. Kovach	Vice President, General Counsel and Secretary
Timothy T. Paige	Vice President, Human Resources
Executive Summary
2014 Financial and Operational Highlights. In 2014, we had a number of financial accomplishments, including:

•
2014 net sales of $852.5 million, a record for the Company, and an increase of 4.7% over 2013, excluding currency fluctuation, led by sales in our Americas segment of $591.4 million, a 6.3% increase over 2013, excluding currency fluctuation;

•	2014 gross profit of $203.1 million, which surpassed our previous historical best reached in 2012 of $195.2 million; and

•	2014 income from operations of $81.2 million, up 8.8% from $74.6 million in 2013 and similar to our 2012 record of $81.3 million.
We also refinanced the $405.0 million outstanding principal balance of our 6.875% Senior Secured Notes with a $440.0 million Senior Secured Term B Loan, which bears interest at LIBOR plus 3.0 percent, subject to a LIBOR "floor" of 0.75 percent. With the resulting annual interest rate of 3.75% at December 31, 2014, we reduced interest expense in 2014 by more than $9.1 million, compared to 2013. Based on current LIBOR rates, we expect that the Term B Loan will generate annual interest expense savings of more than $10.0 million.
In addition, we completed our North American capacity realignment, resulting in annual cost savings of over $10.0 million, and took steps to position Libbey for future growth by investing in new glass-making technology at our Shreveport, Louisiana manufacturing plant. That investment is continuing in 2015.
We developed our new Own the Moment strategy, which we announced in January 2015, and, in order to ensure that we have the talent necessary to achieve that strategy, we hired a number of key leaders, including outstanding candidates for two critical, new positions:

•	Anthony W. Gardner, Jr. , who joined us as Vice President, Chief Commercial Officer in September 2014; and

•	Annunciata (Nucci) Cerioli, who joined us as Vice President, Chief Supply Chain Officer in December 2014.
Additionally, as part of our Own the Moment strategy we announced a balanced capital allocation strategy, including share repurchases that we began to implement through our 10b5-1 share repurchase plan adopted on December 15, 2014. As of March 4, 2015, we had repurchased 197,458 shares of stock at an average purchase price of $33.22. We also reinstated a quarterly dividend of $0.11 per share, the highest in our history.
As a result of these accomplishments and others, our shareholders benefited significantly over the course of 2014, as our one-year total shareholder return (TSR) was approximately 50%, compared to the one-year TSR of 4.89% for the Russell 2000 Index and 3.06% for the peer group identified under "How does Libbey determine the forms and amounts of executive pay?" below.
2014 Executive Compensation Highlights. At our 2014 Annual Meeting of shareholders, our say-on-pay proposal garnered the support of over 96% of the shares voted. Our Compensation Committee interpreted the results of the vote as an affirmation of our executive pay program and, as a result, the Committee generally retained the same structure for our 2014 executive pay program.

COMPENSATION-RELATED MATTERS

However, during 2014 the following notable actions were taken regarding the pay of our named executives:

Date	Action Taken:
February 2014	•	The Committee approved base salary increases, to be effective April 1, 2014, averaging 2.9% and ranging from 2% to 4%.
•
The Committee approved the designs of our 2014 SMIP and the performance cash component of our 2014 LTIP, with the designs being substantially similar to the designs of our 2013 SMIP and the performance cash component of our 2013 LTIP, respectively.

	•	The Committee awarded RSUs and NQSOs with ratable, four-year vesting.
	•	The Committee awarded to Ms. Streeter the retention-based, cash-settled RSUs contemplated by the CEO Retention Award Agreement executed by the Company in December 2013.
April 2014	•	The Committee approved a $25,000 transaction bonus to Ms. Kovach in recognition of successful leadership of our 2014 refinancing.
October 2014	•
In connection with Mr. Ibele's decision to retire from his position as Vice President, General Manager, U.S. and Canada in March 2015, the Committee authorized the Company to enter into an agreement and release with Mr. Ibele. Under that agreement, Mr. Ibele will continue to be employed as a strategic consultant for a period of one year after he retires from his current position. During that one-year period, he is entitled to receive his current base salary and to participate in our SMIP and the performance cash components of our 2013 and 2014 LTIPs. When his employment as a strategic consultant ends, he will retire from Libbey and be bound by the restrictive covenants in the agreement, including a covenant not to compete with Libbey for 24 months.

•
The Committee also approved an increase in Ms. Buck's annual base salary from $379,000 to $425,000 in recognition of her additional time in position, individual performance and ability to positively affect our business.

In addition, in February 2015, our Compensation Committee met and determined the extent to which we had achieved the performance targets under our 2014 SMIP and the performance cash component of our 2012 LTIP, as well as the resulting payouts to our executives. In spite of the achievements and significant return to our shareholders described under "2014 Financial and Operational Highlights" above, we failed to achieve our target adjusted EBITDA or cash earnings for the year, and our cumulative adjusted EBITDA for the three-year performance cycle ended December 31, 2014 was slightly less than target. As a result, the amounts paid to our named executives under our 2014 SMIP and the performance cash component of our 2012-2014 LTIP generally were less than their target incentive opportunities.
What is Libbey’s executive compensation philosophy?
Our executive compensation programs are designed to achieve our goal of attracting, developing and retaining global business leaders who can drive financial and strategic objectives and are intended to foster a pay-for-performance culture and maximize long-term shareholder value.
Our Compensation Committee has established the following guiding principles for the design of the Company’s compensation programs:

•
Competitiveness - Overall, the mix and levels of compensation should be set competitively as compared to appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent. Recognizing that the size, manufacturing asset intensity and multi-channel characteristics of Libbey make the identification of appropriate peer companies especially challenging, the general guideline is to target compensation at the median; however, individual positions may have target compensation mix and/or levels established above or below the median levels depending on an evaluation of relevant factors, including experience, performance, time in position, and what is needed to attract the best talent for key positions, particularly when the Company recruits from much larger companies.

•
Pay for Performance - Major components of compensation should be tied to the performance of the Company overall. Base salary and the annual incentive compensation also should be tied to the performance of the individual executive and his or her specific business unit or function.

•
Values - While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, the manner in which results are achieved is also important in assessing base salary adjustments and annual performance bonus payments. Therefore, while not always directly quantifiable, the

COMPENSATION-RELATED MATTERS

manner in which the executive achieves results through collaboration and leadership - in keeping with the Company’s set of core values, notably teamwork, performance, continuous improvement, respect, development, and customer focus - are key considerations in the individual performance review process.

•
Judgment - In assessing the executive’s contributions to the Company’s performance, the Committee looks to results-oriented measures of performance, but also considers the long-term impact of an executive’s decisions. The CEO and Committee use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s values and cultural elements.

•
Accountability for Short- and Long-Term Performance - Annual and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term. Such incentives shall have a clear, direct and balanced linkage to the Company’s financial and strategic objectives.

•	Alignment to Shareholders’ Interests - Long-term incentives should align the interests of individual executives with the long-term interests of the Company’s shareholders.

•
Simplicity - The Company strives to the extent practicable to make its executive compensation programs straightforward, simple to understand, and easy to administer and evaluate for competitiveness and appropriateness.

•	Reasonableness - Indirect executive compensation programs are designed to be reasonable and appropriate, with executive perquisites being applied conservatively but judiciously.
In its application of these guiding principles, the Committee seeks to ensure that the Company’s executive compensation programs attract, retain and motivate highly talented executives, support the achievement of the Company’s financial and strategic objectives, and align with shareholder interests generally.
In what forms did Libbey deliver pay to its executives in 2014, and what purposes do the various forms of pay serve?
Balanced Program with Significant Pay At Risk. For 2014, the pay opportunities of our named executives were designed to provide a balance of stable and competitive pay in the form of base salary, welfare and retirement benefits and perquisites; equity-based compensation (NQSOs and RSUs) that aligns our executives’ interests with those of shareholders generally and also serves as a retention tool; and equity-based compensation and annual and long-term incentive awards that are designed to motivate our executives to execute our strategy, thereby driving our financial and operational performance. The charts below show the mix of these pay elements (excluding the special retention award of RSUs made to Ms. Streeter in February 2014) and reflect the substantial portions of our named executives’ target pay opportunities that are at risk:

Streeter Pay Opportunity at Target(1)
Base Salary
23%
Time-Based Pay
33%
Incentive-Based
Pay
45%

(1)	Excludes special retention award of cash-settled RSUs made in February 2014 pursuant to CEO Retention Award Agreement entered into in December 2013
The following table sets forth the forms of pay for which our executive officers were eligible in 2014 and the characteristics of those forms of pay:

COMPENSATION-RELATED MATTERS

Applicable Compensation Objective
Form of Pay	Key Characteristics	Talent Attraction and Retention	Motivational	Alignment with Shareholder Interests
Annual cash compensation
Base salary	Fixed component; reviewed annually	X

Annual incentive award (SMIP)	At-risk variable pay opportunity for short-term performance; no guaranteed minimum payout; maximum payout equal to 225% of target	X	X	X

Long-term incentives under our LTIP

Performance cash awards	Formula-driven, at-risk cash award that comprises 40% of LTIP opportunity; no guaranteed minimum payout; maximum payout equal to 200% of target	X	X	X

NQSOs	Comprise 20% of LTIP opportunity; exercise price equal to closing stock price on date of grant; generally awarded annually; vest ratably at the end of the first four years of a ten-year term	X	X	X

RSUs	Comprise 40% of LTIP opportunity; vest ratably at the end of the first four years of a ten-year term; no dividends or voting rights with respect to unvested RSUs	X	X	X

Limited perquisites

Tax return preparation and financial planning	Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation	X

Executive health screening	Annual executive physical examination and related services	X

Limited ground transportation
Ground transportation for trips between Toledo, Ohio, and the Detroit, Wayne County Metropolitan airport for the executive when traveling for business purposes and the executive and his or her spouse when traveling together; maximizes time available for performing services to Libbey and contributes to safety of those returning to Toledo after long and often tiring flights
X

Airline club membership	Membership in one airline club of the executive’s choice; maximizes time available for performing services to Libbey	X

COMPENSATION-RELATED MATTERS

Applicable Compensation Objective
Form of Pay	Key Characteristics	Talent Attraction and Retention	Motivational	Alignment with Shareholder Interests
Relocation assistance	For executives relocating at Libbey’s request, moving and related expenses associated with the move; when necessary to attract talent, also includes loss-on-sale protection	X
Welfare and retirement benefits

Medical, dental and life insurance benefits	Benefits for U.S. executives on the same basis as for all U.S. salaried employees	X

Retirement Plans	Qualified plan for all U.S. salaried employees hired before January 1, 2006; company contribution credit discontinued at end of 2012	X

Supplemental Retirement Benefit Plan, which we refer to as our SERP
Excess, non-qualified plan designed to provide substantially identical retirement benefits as the Salary Plan to the extent the Salary Plan cannot provide those benefits due to IRS limitations; no enhanced credit has ever been provided; company contribution credit discontinued at end of 2012
X

401(k) savings plan	Matching contributions to our 401(k) savings plan on the same basis as for all U.S. salaried employees	X

Limited income protection

Separation benefits under employment agreements, change in control agreements or our executive severance policy	Contingent component payable only if employment is terminated under specified circumstances	X

How does Libbey determine the forms and amounts of executive pay?
Compensation Committee Independence. In determining whether the members of our Compensation Committee are independent, within the meaning established by the NYSE MKT Company Guide, our Board takes into account all factors specifically relevant to a determination of whether any Compensation Committee member has a relationship to us that is material to his or her ability to be independent in connection with his or her duties as a Compensation Committee member. The factors considered include, but are not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates. After taking into account all of these factors, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE MKT Company Guide.
Role of Compensation Consultants. In 2014, the Compensation Committee retained Exequity, LLP to serve as the Committee’s independent compensation consultant. All expense that we incurred in 2014 for services provided by Exequity were attributable to services provided by Exequity to the Compensation Committee in connection with its executive pay decisions.
In compliance with disclosure requirements set forth in the NYSE MKT Company Guide regarding the independence of compensation consultants, Exequity provided the Compensation Committee with a letter addressing each of six independence factors. Their responses affirm the independence of Exequity and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters.

COMPENSATION-RELATED MATTERS

Development and Implementation of the Executive Pay Program. The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive pay program. The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. A representative of Exequity attended the February 2014 and February 2015 meetings at which the Compensation Committee made decisions regarding our executive pay program for 2014 and also advised the Committee in connection with other pay decisions made during the year. Our CEO, our Vice President, Human Resources and our Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final decisions with respect to our executive compensation program.
Our non-CEO executives play no direct role in determining their own pay, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President, Human Resources, the Vice President, Chief Financial Officer and the Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting all members of the executive leadership team.
With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP and the performance cash component of the LTIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.
In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.
In connection with the preparation of our proxy statement each year, the Committee reviews ‘‘tally sheets’’ that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these ‘‘tally sheets,’’ which are prepared by management and provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the senior leadership team.
Process for Setting 2014 Executive Pay. Generally the structure of our 2014 executive pay program remained the same as our 2013 executive pay program in that the components of pay, and the weight accorded each component, remained the same.
With respect to base salary increases that were implemented in April 2014, the decisions were made by the Compensation Committee at its February 2014 meeting after receiving input from Ms. Streeter and Exequity.
In the fall of 2013, Exequity worked with management to develop a peer group to use as a reference point in setting 2014 executive pay. In developing the peer group, Exequity utilized a database assembled by Equilar in connection with its so-called “Top 25 Survey,” in which participating companies submit executive compensation data for their 25 most highly compensated executive positions. Initially, we reviewed for inclusion in the peer group public companies having revenues in the range of .5 to 2.0 times our revenues and having businesses that are engaged in manufacturing or that otherwise are asset-intensive. Because we are a multinational manufacturer with asset-intensive operations, we eliminated from the peer group companies that do not have operations outside the U.S., companies that do not have manufacturing operations (i.e., that source substantially all of the products that they sell) and companies that merely have light assembly-type operations. As a result, we identified, and the Compensation Committee approved for use in developing our 2014 executive pay program, the following group of 15 companies:

COMPENSATION-RELATED MATTERS

Barnes Group	Furniture Brands International Inc.	Neenah Paper
Callaway Golf	P.H. Glatfelter Co.	Polypore International, Inc.
Coherent	Graco Inc.	TriMas
ESCO Technologies	Infinera Corporation	West Pharmaceutical Services
H.B. Fuller Company	Integra LifeSciences Holdings	Zep
At the time the peer group was selected, we ranked, by revenues, just below the mid-point of the peer group.
Using data submitted by these peer companies in response to Equilar’s 2013 Top 25 Survey as reference points, Exequity compared the compensation of our top officer positions to the peer group in terms of base pay, target annual bonus opportunity, target total cash, long-term incentives and target total direct compensation (target total cash plus long-term incentives). The market study conducted by Exequity disclosed that base salaries and incentive opportunities for most executives were generally within a reasonable range of the median. Accordingly, our Compensation Committee approved only modest adjustments to base salaries of the named executives as set forth in the table appearing on page (iii) of the Proxy Statement Summary.
At its meeting in February 2014, the Compensation Committee approved the Company's 2014 SMIP and the performance component of the Company's 2014 LTIP. The material terms of the performance goals under these plan were approved by shareholders at the 2010 Annual Meeting of shareholders. The SMIP and the performance cash component of the 2014 LTIP are intended to serve as "umbrella" plans and potential funding vehicles for cash bonuses to ensure full tax deductibility of cash bonuses paid to officers who are subject to Internal Revenue Code Section 162(m). Performance under the approved formulas determines the amounts of the bonus pools under the 2014 SMIP and performance cash component of the 2014 LTIP, respectively, and the allocations of the bonus pools set by the Compensation Committee determine the maximum amount of awards to individual participants under the plans. The bonus pool for the 2014 SMIP was established by the Committee at 3% of actual 2014 adjusted EBITDA (excluding special charges, after adjustments for any acquisitions or dispositions, and subject to a 15% currency limitation). The bonus pool under the performance cash component of the 2014 LTIP was established by the Committee at 1% of actual, cumulative adjusted EBITDA (excluding special charges, after adjustments for any acquisitions or dispositions, and subject to a 15% currency limitation) for the performance cycle. The umbrella plans serve only to provide a ceiling on the maximum bonus payout that any named executive may receive under the relevant plans, and the actual bonus paid to each named executive was determined as described on page (iii) of the Proxy Statement Summary and under "What pay did Libbey's executives receive for 2014?" below.
In February 2015, the Compensation Committee, with input from Ms. Streeter and Exequity, or, in the case of Ms. Streeter's pay, Exequity and the other independent directors, reviewed and certified our 2014 performance and made the awards under our 2014 SMIP and the performance cash component of our 2012 LTIP (for the 2012-2014 performance cycle) described on pages (iv) and (v) of the Proxy Statement Summary. Specifically, the named executives were awarded the following payouts:

	2014 SMIP Payout	2012 LTIP Performance Cash Payout
Named Executive	($)	($)
S. Buck	200,500	111,030
D. Ibele	76,831	125,784
S. Kovach	103,680	85,417
T. Paige	97,632	82,725
S. Streeter	490,309	451,081
Our Equity Grant Practices. Grants of equity awards have been made under the following circumstances:

•
In February of each year, the Compensation Committee typically makes awards of RSUs and NQSOs to our senior leadership team under our long-term incentive compensation program. In February 2014, the Compensation Committee authorized these awards at its meeting, which occurred before we announced financial results for the recently concluded fiscal year. The number of RSUs awarded was a function of the average closing price of our common stock over a period of 20 consecutive trading days ending on the grant date, and the number of NQSOs granted was a function of the Black-Scholes value (calculated using the average closing price of Libbey Inc. common stock over a period of 20 consecutive trading days ending on the grant date, and capping volatility at 50%) of the NQSOs on the grant date. In each case, the grant date was the first business day after we released our fiscal 2013 financial results.

COMPENSATION-RELATED MATTERS

•
The Compensation Committee occasionally makes "sign-on" awards of RSUs and NQSOs to newly-hired executives and other key employees. Typically, the number of RSUs and/or NQSOs awarded are determined by dividing the dollar value intended to be awarded by (a) in the case of RSUs, the average closing price of our common stock over a period of 20 consecutive trading days ending on the grant date, and (b) in the case of NQSOs, the Black-Scholes value (calculated using the average closing price of Libbey Inc. common stock over a period of 20 consecutive trading days ending on the grant date, and capping volatility at 50%) of the NQSOs on the grant date. Occasionally, the "sign-on" awards include the award of a fixed number of RSUs or NQSOs intended to make the executive whole for equity awards that the executive forfeits when leaving his or her prior employment.

•
The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants was subject to the following limitations and conditions:

▪	The total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be, was limited;

▪	The exercise price of any NQSOs that the Chairman was permitted to award could not be less than the closing price of our common stock on the date of grant;

▪	Grants of NQSOs were not permitted to be made during ‘‘quiet periods’’; and

▪	The Chairman was required to report periodically to the Compensation Committee with respect to the awards made pursuant to this delegation of authority.
Potential Impact of Misconduct on Compensation. Our SMIP and long-term incentive plans are authorized under our Omnibus Plan. The Omnibus Plan contains a ‘‘clawback’’ provision that obligates an individual receiving a cash or equity award to reimburse us under certain circumstances. Specifically, reimbursement is required if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•
the individual knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.
Share Ownership / Retention Guidelines. We obligate our non-management directors and our executive officers to achieve or retain ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership or retention guidelines for non-management directors and executive officers, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership / Retention Guidelines’’ above.
What pay did Libbey’s executives receive for 2014?
Base Salaries. In February 2014, the Compensation Committee increased annualized salaries for the named executives, as shown below, effective April 1, 2014:

	Annualized Salary Before Increase	Annualized Salary After Increase
Named Executive	($)	($)
S. Buck	364,000	379,000
D. Ibele	362,850	372,000
S. Kovach	320,312	327,000
T. Paige	300,516	308,000
S. Streeter	750,000	775,000
In October 2014, the Compensation Committee increased Ms. Buck's annual salary to $425,000 in recognition of her additional time in position, individual performance and anticipated ability to positively affect our business.

COMPENSATION-RELATED MATTERS

Annual Incentive Compensation. Our 2014 SMIP provided each of our named executives with a target annual incentive opportunity equal to a percentage of his or her actual base salary in accordance with the table set forth on page (iii) of the Proxy Statement Summary. The performance measures used for the 2014 SMIP were adjusted EBITDA and adjusted cash earnings. The Committee approved these performance measures for the following reasons:

•
Given the asset intensity of our business, as well as our relatively high degree of financial leverage over the last few years, the Committee believes that adjusted EBITDA is an appropriate measure of core operating performance, since it is unaffected by capital structure, capital investments and ages of capital assets.

•
Our ability to generate cash to further de-lever our balance sheet is critical to ensuring that Libbey is able to achieve consistent, profitable growth. We believe that use of the adjusted cash earnings performance measure appropriately gauges how well we manage inventory, accounts payable and accounts receivable – all potential consumers of cash if not appropriately managed.

The named executives’ 2014 annual incentive performance targets were established based on a budget approved by the Board of Directors. These targets are disclosed on page (iii) of the Proxy Statement Summary. Weightings of the metrics are as follows:

All Named Executives Other than Mr. Ibele		Mr. Ibele
Weight	Financial Performance Measure	Weight	Financial Performance Measure
60%	Company-wide adjusted EBITDA	30%	Company-wide adjusted EBITDA
40%	Company-wide adjusted cash earnings	30%	Regional adjusted EBITDA
		20%	Company-wide adjusted cash earnings
		20%	Regional adjusted cash earnings
At the beginning of 2014, the Committee developed the following payout scale to determine the amount of the unmodified payouts indicated on page (iv) of the Proxy Statement Summary for each of the corporate and regional financial performance measures:

	Payout Percentage	Percent of Targeted EBITDA or Cash Earnings Achieved
Performance Level	(%)	(%)
Below threshold	0	Below 80
Threshold	50	80
Target	100	100
Maximum	200	115
Payout percentages between threshold, target and maximum performance are linear.
Through application of an individual performance modifier, the payout amounts earned by our named executives with respect to the financial performance measures were subject to potential modification based on individual performance, including with respect to individual objectives approved by the Committee early in the year. As a result, an executive who demonstrates exceptional performance in developing and/or implementing a process or tool that may not have impacted the current year’s financial results but is likely to favorably impact future success may be awarded a payout in excess of the payout that is based strictly on financial performance measures. Additionally, application of the individual performance modifier ensures that the executive’s compensation is based not only on the goals achieved, but also on the extent to which the executive demonstrates effective organizational leadership skills in the execution of our strategy.
While a number of the individual objectives were tied closely to leadership of a variety of initiatives contemplated by our Libbey 2015 strategy, examples of others are as follows:

Named Executive	Examples of Individual Objective
S. Buck	•	Assess and optimize capital structure and allocation

D. Ibele	•	Reevaluate working capital processes and procedures to drive working capital efficiency

S. Kovach	•	In partnership with the finance and human resource teams, develop and implement a pension plan de-risking strategy

COMPENSATION-RELATED MATTERS

Named Executive	Examples of Individual Objective
T. Paige	•	Develop a comprehensive talent, staffing and retention strategy to enable execution of Libbey's long-range plan

S. Streeter	•	Develop a growth strategy and design and staff the organization to achieve that strategy
On February 16, 2015, the Committee met and reviewed our performance and the performance of our senior leadership team during 2014. The Committee reviewed both company-wide and regional EBITDA for 2014 and company-wide and regional cash earnings for 2014 relative to our company-wide and regional targeted EBITDA and cash earnings, respectively, for the year. The Committee adjusted company-wide EBITDA (calculated as set forth on attached Appendix A) and EBITDA for the U.S. and Canada region (including our U.S. Sourcing segment) by the following items:

Item	Amount of Adjustment to Company-Wide Adjusted EBITDA	Amount of Adjustment to U.S. and Canada Adjusted EBITDA
Realignment of North American production	$985,000	$—

Recovery of insurance proceeds in connection with 2013 furnace malfunction, net of loss of production	(4,782,000)	(4,964,000)

Loss on redemption of debt	47,191,000	47,191,000

Severance and equity modification expense relating to amendment to Mr. Ibele's employment agreement	875,000	800,000

Accrual relating to Lower Ley Creek environmental obligation(1)	565,000	565,000

Pension settlement charge relating to Libbey Mexico pension plan	291,000	—

Total	$45,125,000	$43,592,000

(1)	The amount of this adjustment subsequently was reduced to $315,000.
The Committee approved the adjustments relating to the realignment of North American production and the loss on redemption of debt triggered by the redemption of our 6.875% senior secured notes because the realignment of production and refinancing of our debt were necessary to improve Libbey's cost structure and position Libbey for future growth and, accordingly, were in our shareholders’ best interests. The Committee approved the remaining adjustments because they were not anticipated or budgeted. And just as the Committee excluded the impact of lost production resulting from the 2013 furnace malfunction from the calculation of adjusted EBITDA for purposes of 2013 incentive awards, the Committee likewise believed that our executives should not profit from the insurance proceeds received in 2014 in connection with that malfunction.
The Committee received input from Ms. Streeter regarding the other named executives’ individual performance review scores, including an evaluation of the extent to which they achieved their individual objectives, and reviewed the performance evaluation completed by our non-management directors with respect to Ms. Streeter’s performance in 2014, including her performance relative to her individual objectives. After meeting in executive session with Exequity, the Committee determined that the payout amount earned by each named executive other than Ms. Buck should not be modified either up or down because each named executive’s individual performance review score fell within a range that signified successful achievement. However, in recognition of Ms. Buck's superior performance during 2014, the Committee elected to increase her payout by 25%. Accordingly, the Committee determined that the following amounts were earned by the named executives under our 2014 SMIP:

Named Executive	Annual SMIP Payout ($)
S. Buck	200,500
D. Ibele	76,831
S. Kovach	103,680
T. Paige	97,632
S. Streeter	490,309

COMPENSATION-RELATED MATTERS

Long-Term Performance-Based Compensation. In 2014, each named executive’s long-term incentive opportunity included a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The table set forth on page (iii) of the Proxy Statement Summary sets forth the target percentage for each of the named executives in 2014.
During 2014, the cash-based performance opportunity provided to our named executives for performance during 2014 consisted of the following components:

•
A performance component under our 2012 LTIP (for the 2012-2014 performance cycle) that provides for cash awards if and to the extent we achieve, over the three-year performance cycle, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA targeted for each of the three years during the performance cycle.

•
A performance component under our 2013 LTIP and our 2014 LTIP (for the 2013-2015 performance cycle and the 2014-2016 performance cycle, respectively) that provides for cash awards based on our performance, over the three-year performance cycle, against the following performance measures:

▪	A profitability measure – namely, the extent to which we achieve our targeted EBITDA margin over the performance cycle; and

▪	A financial leverage measure – namely, the extent to which we achieve our targeted net debt to adjusted EBITDA ratio over the performance cycle.
Each of our EBITDA margin and our net debt to adjusted EBITDA ratio are calculated as set forth on Appendix A.
For purposes of determining the extent to which the cash award is earned, adjusted EBITDA is calculated as described in Appendix A, and is further adjusted to exclude special items that are not indicative of our core operating performance and the impact of any acquisitions or dispositions. For purposes of any performance cycle of which 2014 is a part, the Committee approved the adjustment of adjusted EBITDA, as calculated in accordance with Appendix A, by the same items as are identified under "What pay did Libbey’s executives receive for 2014? — Annual Incentive Compensation" above. Additionally, to the extent that currency fluctuations impact actual results by more than 15%, the impact of the currency fluctuations is and will be excluded.
In February 2015, the Compensation Committee reviewed our performance for the three-year performance cycle ended December 31, 2014 and determined that we had achieved 96% of targeted EBITDA for that period. The Committee then applied the following scale, which the Committee approved at the beginning of the year, to determine the amount earned under the performance cash component of the 2012 LTIP:
The scale applied to determine this payout is as follows:

Performance Level	Percentage of Cumulative Targeted EBITDA (%)	Payout Percentage (%)
Below Threshold	Less than 80	0
Threshold	80	50
Target	100	100
Outstanding	120	200
Accordingly, the Compensation Committee authorized payments to the participants in the 2012 LTIP (for the 2012-2014 performance cycle) in an amount equal to 89.5% of their respective target awards, as a result of which the named executives received payouts in the following amounts:

Named Executive	2012 LTIP Cash Payouts ($)
S. Buck	111,030
D. Ibele	125,784
S. Kovach	85,417
T. Paige	82,725

COMPENSATION-RELATED MATTERS

Named Executive	2012 LTIP Cash Payouts ($)
S. Streeter	451,081
Stock Options and RSUs. In February 2014, the Compensation Committee awarded to participants in our 2014 LTIP NQSOs and RSUs (each subject to four-year vesting) having an economic value at the time of award equal to 20% and 40%, respectively, of their target long-term incentive opportunities.
Special Retention Award of Cash-Settled RSUs.  Throughout 2013, our independent directors discussed the transformation that we began when Ms. Streeter joined us in July 2011. They also discussed the fact that Ms. Streeter is a highly attractive candidate for CEO positions with companies that are much larger than Libbey. While recognizing that we have made great strides in executing our strategy, improving our profitability and positioning us for future growth, they also acknowledged that considerable work remains to be done to return Libbey to consistent, profitable growth. And they believe that Ms. Streeter is best able to lead us in this transformative period.
Accordingly, the independent directors charged the Compensation Committee with working with its independent consultant and independent outside counsel to develop a special retention award designed to induce Ms. Streeter to continue to lead Libbey, and the execution by Libbey of its long-term strategic goals, through 2018.
After more than a year of reviewing different alternatives and consulting with the other non-management directors, in December 2013, the Committee authorized Libbey to enter into a CEO Retention Award Agreement with Ms. Streeter. Pursuant to that agreement, the Company issued to Ms. Streeter 240,829 SARs that cliff vest, subject to Ms. Streeter’s continued employment, on December 31, 2018.1 Each SAR entitles Ms. Streeter to a cash payment equal to the amount by which the closing price of our stock on the date of exercise (which may occur on or before December 16, 2023) exceeds $21.29, the closing price of our stock on the grant date.
Additionally, pursuant to the CEO Retention Award Agreement, in February 2014 the Company issued to Ms. Streeter 115,687 cash-settled RSUs that cliff vest, subject to Ms. Streeter's continued employment, on December 31, 2018.1 Each RSU entitles Ms. Streeter to a cash payment equal to the closing price of our stock on December 31, 2018.
What is the Compensation Committee’s policy regarding deductibility of compensation?
Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is ‘‘performance-based.’’ The Committee believes that preserving the tax deductibility is an important, but not the sole, objective when designing executive compensation programs. Accordingly, while our 2014 SMIP and the performance cash components of our 2013 LTIP and 2014 LTIP (for the 2013-2015 performance cycle and the 2014-2016 performance cycle, respectively) are designed to qualify as “performance-based” compensation, other components of our 2014 executive pay program (base salary, RSUs and NQSOs) are not. Additionally, in certain circumstances the Committee may authorize compensation arrangements that are not tax deductible in whole or in part, but which promote other important objectives such as attracting and retaining key executive leaders who can drive financial and strategic objectives that maximize long-term shareholder value.

1 Notwithstanding the five-year cliff vesting feature of the retention SARs and retention RSUs, there are limited circumstances under which vesting of the SARs and RSUs may accelerate automatically. Specifically, vesting of the SARs and RSUs will accelerate automatically if Ms. Streeter’s employment with the Company is terminated during the retention period as a result of her death or permanent disability, by the Company without Cause or by Ms. Streeter for Good Reason. See footnotes 1 and 2 on page 37 below for the meanings of “Cause” and “Good Reason,” respectively.

COMPENSATION-RELATED MATTERS

Potential Payments Upon Termination or Change in Control
We have employment agreements with each of our named executives other than Ms. Buck. Ms. Buck is a party to a change in control agreement that provides for payments under the circumstances described below in the event of termination of employment in connection with a change in control. In addition, under our Executive Severance Policy, Ms. Buck is entitled to certain separation benefits in the event of termination of employment without cause in the absence of a change in control. Finally, the terms of award agreements pursuant to which awards of some RSUs, NQSOs and SARs were made provide for acceleration of unvested equity in the event of termination of employment in connection with a change in control.
The following tables summarize the trigger events under which payments may be made and/or other benefits provided under these agreements or plans, the material payments or benefits to be provided, the conditions to our obligations to make the payments and/or provide the benefits, and the reasons why we believe that the provision of these payments and/or benefits is appropriate under the circumstances described.
Retirement
Neither Ms. Buck nor Ms. Streeter is eligible for benefits under our Salary Plan and SERP. Of Messrs. Ibele and Paige and Ms. Kovach, only Mr. Paige was at least age 55 at December 31, 2014 and had at least five years of service with Libbey as of that date. As a result, only Mr. Paige would have been eligible to receive a retirement benefit under our Salary Plan and SERP if he had retired on or before December 31, 2014. Additionally, as a result of Mr. Paige's age and tenure, our Compensation Committee would have been permitted to exercise discretion to accelerate his unvested RSUs and NQSOs granted in 2012. If Mr. Paige or any other named executive had retired on or before December 31, 2014, all other unvested equity awards would have been forfeited.
Death or Permanent Disability – Named Executives Other Than Ms. Buck

Benefits		Conditions to Payment of Benefits		Rationale
• • • •
Accrued benefits(1)

A prorated target award under our SMIP

A prorated target award under the performance cash component of any LTIP performance cycle in effect on the date of death or permanent disability

Accelerated vesting of a pro rata portion of unvested RSUs and NQSOs granted prior to 2013
	• •	In the case of death, our receipt of reasonable evidence of the authority of the estate In the case of permanent disability, our receipt of a release of claims against Libbey	• • •	To compensate for service to us Aids in attraction and retention of executive officers Consistent with competitive market practice
_______________

(1)
Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Death or Permanent Disability – Ms. Buck

Benefits	Conditions to Payment of Benefits		Rationale
• • •
 Accrued benefits(1)

A prorated target award under the performance cash component of any performance cycle in effect on the date of death or permanent disability

Accelerated vesting of all unvested RSUs and NQSOs granted after 2012
	None	• • •	To compensate for service to us Aids in attraction and retention of executive officers Consistent with competitive market practice
________________________

(1)
Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

COMPENSATION-RELATED MATTERS

Termination without Cause(1) or Quit for Good Reason(2) – Named Executives Other than Ms. Buck

Benefits			Conditions to Payment of Benefits		Rationale
• • • • • • •
Accrued benefits(3)

For the year in which termination occurs, a prorated award under our SMIP based on actual performance(4)

As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(4)

If the employment termination is not in connection with a change in control(5), accelerated vesting of unvested RSUs, NQSOs and SARs that scheduled to vest within one year of termination or, in the case of Ms. Streeter, on or before the next June 30th following the date of termination(6)

If employment is terminated in connection with a change in control, accelerated vesting of all unvested equity awards(6)

As to Ms. Streeter, payment of two times (two and one-half times if termination is in connection with a change in control) the sum of her annual base salary in effect on the date of termination and the greater of her target SMIP opportunity or the average of the SMIP awards actually paid to her over the two-year period preceding the date of termination(7)

As to Messrs. Ibele and Paige and Ms. Kovach, if the employment termination is not in connection with a change in control, payment of the greater of (a) the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given or (b) the amount of severance to which the executive would be entitled under our Executive Severance Policy if the executive did not have an employment agreement(7)

• • • • • • • • •
Our receipt of a release of claims against Libbey

Confidentiality obligations

Obligation to assign intellectual property rights

Obligation to assist with litigation as to which the executive has knowledge

Obligation not to interfere with customer accounts for 12 months (24 months in the case of Ms. Streeter)

Obligation not to compete for 12 months (24 months in the case of Ms. Streeter)

Obligation not to divert business opportunities for 12 months (24 months in the case of Ms. Streeter)

Obligation not to solicit our employees for 12 months (24 months in the case of Ms. Streeter)

Obligation not to disparage us for 12 months (24 months in the case of Ms. Streeter)

• • • •
To compensate for service to us and bridge the gap between employment with us and the executive’s next job

Aids in attraction and retention of executive officers

To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

Consistent with competitive market practice

•
As to Messrs. Ibele and Paige and Ms. Kovach, if the employment termination is in connection with a change in control, payment of two times the sum of (a) the executive’s annual base salary in effect on the date notice of termination is given and (b) the executive’s target SMIP opportunity for the year in which the notice of termination is given(7)

•	As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

COMPENSATION-RELATED MATTERS

Benefits		Conditions to Payment of Benefits	Rationale
•
As to Messrs. Ibele and Paige and Ms. Kovach, executive level outplacement services by a provider approved by Libbey, with the cost being limited to 15% of the executive’s base salary at the time of termination if the termination is in connection with a change in control

•	As to Messrs. Ibele and Paige and Ms. Kovach, if employment is terminated in connection with a change in control, financial planning services, with the cost to Libbey not to exceed $10,000
•
As to Ms. Streeter, continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until she obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

•
As to Messrs. Ibele and Paige and Ms. Kovach, continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months if employment is terminated in connection with a change in control) or until the executive obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

(1)
Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.

(2)
Good reason means (a) we materially diminish the executive’s authority, duties or responsibilities, including, in the case of Ms. Streeter, we remove her from the CEO position and/or we cause her to cease reporting directly to the Board, and in the case of the Company’s general counsel, we cause her to cease reporting directly to the CEO; (b) we reduce the executive’s base salary and, in the case of all executives other than Ms. Streeter, we do not apply the reduction in the same or similar manner to specified other executive officers; (c) we reduce the executive’s incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (d) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (e) in the case of Ms. Streeter, she fails to be elected as a member of the Board; (f) we materially breach the agreement and fail to remedy the breach within 60 days (30 days in the case of Ms. Streeter) after our receipt from the executive of written notice of breach; and (g) in the case of all executive officers other than Ms. Streeter, we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.

(3)
Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

(4)	Amounts paid under our SMIP and the cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(5)	Change in control generally means any of the following events:

•
A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the ‘‘beneficial owner,’’ directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•
The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities

COMPENSATION-RELATED MATTERS

of the surviving entity) more than 66 2⁄3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•
During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least  2⁄3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control

A person typically is considered to be the ‘‘beneficial owner’’ of securities if the person has or shares the voting power associated with those securities.

(6)
To the extent Internal Revenue Code Section 409A imposes a six-month delay on issuance of the shares underlying RSUs with respect to which vesting is accelerated, the shares are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

(7)
If we terminate the executive’s employment without cause or the executive terminates his or her employment for good reason and the termination is not in connection with a change in control, then, generally speaking, the cash payments will be made in the form of salary continuation in accordance with our normal payroll practices. To the extent Internal Revenue Code Section 409A imposes a six-month delay on payment, the first installment will be made on the first day of the seventh month after termination and will represent payment for the first six months of severance, and the remaining payments will begin on the first payroll date in the seventh month.

Termination without Cause(1) (No Change in Control) – Ms. Buck

Benefits	Conditions to Payment of Benefits		Rationale
• • • •
Accrued Benefits(2)

Annual and/or long-term incentive compensation, to the extent actually earned and not paid prior to termination, for any performance cycle that ended prior to termination

Continuation of base salary for 52 weeks

Continuation of medical, dental, prescription drug and life insurance coverage for 52 weeks, subject to payment by the executive of premiums at employee rates
• • • • •
Our receipt of a release of claims against Libbey

Confidentiality obligations

Obligation to assign intellectual property rights

Obligation to assist with litigation as to which the executive has knowledge

Obligation not to interfere with customer accounts for 12 months
• • •
To compensate for service to us and bridge the gap between employment with us and the executive’s next job

Aids in attraction and retention of executive officers

To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

	•	Obligation not to compete for 12 months
	•	Obligation not to divert business opportunities for 12 months
	•	Obligation not to solicit our employees for 12 months
	•	Obligation not to disparage us for 12 months

(1)
Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in harm to us or failure to comply with a material policy, including our Code of Business Ethics and Conduct; (d) material breach of a material obligation to us; (e) commission of illegal conduct or gross misconduct that causes harm to us; or (f) conviction of a misdemeanor or felony that is directly related to, or indicates the executive is not suited for, the position the executive occupies with us.

COMPENSATION-RELATED MATTERS

(2)
Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Termination without Cause(1) or Quit for Good Reason(2) in connection with Change in Control(3) – Ms. Buck

Benefits		Conditions to Payment of Benefits		Rationale
• • •
Accrued Benefits(4)

For the year in which termination occurs, a prorated award under our SMIP based on actual performance(5)

As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(5)
• • • •
Our receipt of a release of claims against Libbey

Confidentiality obligations

Obligation to assign intellectual property rights

Obligation to assist with litigation as to which the executive has knowledge
				• • •	Aids in attraction and retention of executive officers To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests Consistent with competitive market practice
•	Accelerated vesting of all unvested equity awards(6)	•	Obligation not to interfere with customer accounts for 12 months
•
Payment of two times the sum of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given(6)
		• •	Obligation not to compete for 12 months Obligation not to divert business opportunities for 12 months
• •
Executive level outplacement services by a provider approved by Libbey, with the cost being limited to 15% of the executive’s base salary at the time of termination

Financial planning services, with the cost to Libbey not to exceed $10,000

		• •	Obligation not to solicit our employees for 12 months Obligation not to disparage us for 12 months
•
Continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months if employment is terminated in connection with a change in control) or until the executive obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

(1)
Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.

(2)
Good reason means (a) we materially diminish the executive’s authority, duties or responsibilities; (b) we reduce the executive’s base salary and we do not apply the reduction in the same or similar manner to specified other executive officers; (c) we reduce the executive’s incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (d) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (e) we materially breach the agreement and fail to remedy the breach within 60 days after our receipt from the executive of written notice of breach; or (f) we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.

(3)	Change in control generally means any of the following events:

•
A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions

COMPENSATION-RELATED MATTERS

as their ownership of our common stock) becomes the ‘‘beneficial owner,’’ directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•
The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2⁄3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•
During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least  2⁄3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the ‘‘beneficial owner’’ of securities if the person has or shares the voting power associated with those securities.

(4)
Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

(5)	Amounts paid under our SMIP and the cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(6)
To the extent Internal Revenue Code Section 409A imposes a six-month delay on issuance of the shares underlying RSUs with respect to which vesting is accelerated, the shares are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

Compensation Committee Interlocks and Insider Participation
Carlos V. Duno, Deborah G. Miller and Carol B. Moerdyk served on our Compensation Committee throughout 2014; Ms. Jones was appointed to the committee on May 13, 2014, and Mr. Killion was appointed to the committee effective with the December 15, 2014 meeting; each served on the committee for the remainder of 2014. None of Mr. Duno, Ms. Jones, Mr. Killion, Ms. Miller or Ms. Moerdyk has been an officer or employee of Libbey or its subsidiaries.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Carlos V. Duno, Chair
Ginger M. Jones
Theo Killion
Deborah G. Miller
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Summary Compensation Table
The following narrative and tables describe the ‘‘total compensation’’ earned during 2014, 2013 and 2012 by our named executives.
The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2014, 2013 or 2012. The actual value realized by our named executives in 2014 from NQSOs and RSUs is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2014 are presented in the Grants of Plan-Based Awards Table below.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Sherry Buck	2014	386,907	0	217,148	112,263	311,530	0	35,988	1,063,836
Vice President, Chief	2013	360,500	0	198,968	100,423	280,950	0	81,553	1,022,394
Financial Officer(7)	2012	145,833	87,500	285,398	205,748	79,557	0	17,405	821,441

Daniel P. Ibele	2014	369,653	0	351,426	178,793	202,615	86,032	23,567	1,212,086
Vice President,	2013	360,638	0	201,251	101,567	338,525	0	20,049	1,022,030
General Manager,	2012	340,691	0	147,744	70,396	450,984	197,685	15,437	1,222,937
U.S. and Canada(8)

Susan A. Kovach	2014	325,117	25,000	129,672	67,034	189,097	29,532	19,442	784,894
Vice President,	2013	314,795	0	115,052	58,065	232,442	0	18,685	739,039
General Counsel &	2012	298,242	25,000	100,328	47,806	319,606	82,986	13,737	887,705
Secretary

Timothy T. Paige	2014	306,151	0	121,638	62,895	180,357	43,596	23,102	737,739
Vice President,	2013	299,043	0	113,664	57,358	222,520	0	25,972	718,557
Human Resources	2012	293,180	0	97,162	46,297	309,874	115,155	17,904	879,572

Stephanie A. Streeter	2014	768,750	0	4,436,131	413,043	941,390	0	44,259	6,603,573
Chief Executive Officer	2013	743,751	0	735,998	2,718,936	1,079,594	0	41,538	5,319,817
	2012	718,754	0	529,835	252,461	1,432,665	0	50,521	2,984,236

(1)
As to Ms. Buck for 2012, represents her minimum guaranteed award under our 2012 SMIP; the balance of Ms. Buck’s award under our 2012 SMIP is included under the ‘‘Non-equity Incentive Plan Compensation’’ column. As to Ms. Kovach, in 2014 represents a special award made in April 2014 in recognition of leadership relating to our 2014 refinancing, and in 2012 represents a special award made in May 2012 in recognition of leadership relating to our 2012 refinancing.

(2)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2014, 2013 and 2012, respectively. With respect to all awards made in 2014, 2013 and 2012 other than the special retention awards of 115,687 cash-settled RSUs made to Ms. Streeter in February 2014, the awards vest ratably over a four-year period from the date of grant. The special retention award of 115,687 cash-settled RSUs made to Ms. Streeter in February 2014 is scheduled to cliff vest on December 31, 2018. For Mr. Ibele, also includes the incremental fair value ($134,969) of awards modified pursuant to the agreement and release executed by the Company and Mr. Ibele in October 2014 in anticipation of his 2016 retirement. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,’’ to the consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2015. The actual values realized by the respective named executives depend on the number of RSUs that actually vest and the price of our common stock when the RSUs vest or, in the case of Ms. Streeter's cash-settled RSUs, when they are settled in cash.

(3)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs and cash-settled SARs granted in 2014, 2013 and 2012, respectively. With respect to all awards other than a ‘‘new hire’’ award of 15,750 NQSOs made to Ms. Buck in August 2012 and the special retention award of 240,829 cash-settled SARs made to Ms. Streeter in December 2013, the awards vest ratably over a four-year period from the date of grant. A ‘‘new hire’’ award of 15,750 NQSOs made to Ms. Buck in August 2012 is scheduled to cliff vest on August 1, 2016, and the special retention award of 240,829 cash-settled SARs made to Ms. Streeter in December 2013 is scheduled to cliff vest on December 31, 2018. For Mr. Ibele, also includes the incremental fair value ($66,885) of awards modified pursuant to the agreement and release executed by the Company and Mr. Ibele in October 2014 in anticipation of his 2016 retirement. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,” to the consolidated financial statements

COMPENSATION-RELATED MATTERS

included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2015. The actual values received by the respective named executives depend on the number of NQSOs and cash-settled SARs that actually vest, the number of shares with respect to which NQSOs and cash-settled SARs are exercised and the price of our common stock on the date on which the NQSOs and/or cash-settled SARs are exercised.

(4)
Represents (a) amounts earned by the named executives in 2014, 2013 and 2012 under our SMIP and (b) for 2014, 2013 and 2012, amounts earned by the named executives under the cash component of our 2012 LTIP, 2011 LTIP and 2010 LTIP, respectively. The awards under our SMIP were paid in March of 2015 and 2014 and February of 2013, respectively, and the awards under the cash component of our 2012 LTIP, 2011 LTIP and 2010 LTIP were paid in February of 2015, 2014 and 2013, respectively. As to Ms. Buck in 2012, represents the amount by which the annual incentive award actually earned under our 2012 SMIP exceeds the minimum annual incentive that we committed to pay her when we hired her.

(5)
Represents the actuarial increase in pension value under our Salary Plan and our SERP. In 2013, the net pension value under our Salary Plan and SERP declined for all named executives who are participants under those plans; as a result, for 2013 the amount of the actuarial increase is $0. We do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan (which we refer to as our ESP) or EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include above-market earnings on nonqualified deferred compensation. Ms. Buck and Ms. Streeter are not eligible participants under our Salary Plan or SERP.

(6)
Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our EDCP; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives; (d) our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio, area to the Detroit / Wayne County Metropolitan airport; (e) the annual premiums that we paid to provide executives with supplement long-term disability coverage in 2012 (after which this perquisite was discontinued); (f) for Mr. Ibele and Ms. Buck in 2012 and for Mr. Ibele, Ms. Buck and Ms. Streeter in 2013 and 2014, airline club memberships; (g) for Ms. Streeter in 2012 and 2013 and for Mr. Paige in 2013, the cost of an executive physical examination; and (h) for Ms. Buck in 2012 and 2013, relocation assistance.

The following table provides additional detail with respect to the perquisites that we provided to our named executives in 2014:

Named Executive	EDCP Matching Contribution ($)	Tax Return Preparation / Financial Planning ($)	Ground Transport ($)(a)	Airline Club Membership ($)	Total ($)
S. Buck	7,144	11,440	1,354	450	20,388
D. Ibele	0	6,818	699	450	7,967
S. Kovach	3,267	0	575	0	3,842
T. Paige	2,310	3,822	1,370	0	7,502
S. Streeter	0	25,000	3,014	645	28,659

(a)
Includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.

(7)	Ms. Buck joined us on August 1, 2012 as Vice President, Chief Financial Officer.

(8)	Mr. Ibele was named Vice President, General Manager, U.S. and Canada, on August 1, 2012. He previously served as Vice President, Global Sales and Marketing.
Grants of Plan-Based Awards Table
During 2014, the Compensation Committee granted to our named executives RSUs and NQSOs under our Omnibus Plan and 2014 LTIP. Recipients of RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 16, 2015, the Compensation Committee approved the payment of cash awards under our 2014 SMIP and our 2012 LTIP.
Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our 2014 SMIP and 2014 LTIP, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes that follow.

COMPENSATION-RELATED MATTERS

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
S. Buck	2014 SMIP	2/17/2014		59,150	236,600	532,350
	2014 LTIP (cash component)	2/17/2014		101,920	203,840	407,680
	2014 LTIP (RSUs)	2/17/2014	2/24/2014				9,433			217,148
	2014 LTIP (NQSOs)	2/17/2014	2/24/2014					10,740	23.02	112,233

D. Ibele	2014 SMIP	2/17/2014		58,963	235,853	530,669
	2014 LTIP (cash component)	2/17/2014		101,598	203,196	406,392
	2014 LTIP (RSUs)	2/17/2014	2/24/2014				9,403			351,426
	2014 LTIP (NQSOs)	2/17/2014	2/24/2014					10,706	23.02	178,793

S. Kovach	2014 SMIP	2/17/2014		40,039	160,156	360,351
	2014 LTIP (cash component)	2/17/2014		60,860	121,719	243,438
	2014 LTIP (RSUs)	2/17/2014	2/24/2014				5,633			129,672
	2014 LTIP (NQSOs)	2/17/2014	2/24/2014					6,413	23.02	67,016

T. Paige	2014 SMIP	2/17/2014		37,565	150,258	338,081
	2014 LTIP (cash component)	2/17/2014		57,098	114,196	228,392
	2014 LTIP (RSUs)	2/17/2014	2/24/2014				5,284			121,638
	2014 LTIP (NQSOs)	2/17/2014	2/24/2014					6,017	23.02	62,878

S. Streeter	2014 SMIP	2/17/2014		187,500	750,000	1,687,500
	2014 LTIP (cash component)	2/17/2014		375,000	750,000	1,500,000
	2014 LTIP (RSUs)	2/17/2014	2/24/2014				34,706			798,932
	2014 LTIP (NQSOs)	2/17/2014	2/24/2014					39,515	23.02	412,932
	Omnibus Plan (RSUs)	12/9/2013	2/24/2014				115,687			2,663,115

(1)
For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2014 SMIP are the date on which the Compensation Committee approved the 2014 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2014 LTIP are the date on which the Compensation Committee approved the 2014 LTIP. For All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs, RSUs or cash-settled SARs, as the case may be, awarded. The number of NQSOs and RSUs awarded to the named executives in February 2014 under our 2014 LTIP was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black-Scholes value of the options, determined using the average closing price of Libbey common stock over a period of 20 consecutive trading days ending on the grant date and capping the volatility at 50%, as of February 24, 2014, or (b) in the case of RSUs, the average closing price of Libbey common stock over the 20 consecutive trading-day period ending February 24, 2014. The number of cash-settled RSUs awarded to Ms. Streeter pursuant to the CEO Retention Award Agreement was determined by dividing $2,500,000 by the average closing price of Libbey common stock over a period of 20 consecutive trading days ending on February 24, 2014. We inform grant recipients of their awards after we determine the number of RSUs, NQSOs and/or SARs to be granted. For awards made in February 2014, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2013 fiscal year.

(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2014 and (b) the cash component of our 2014 LTIP.

(a)
Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 225% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

COMPENSATION-RELATED MATTERS

Named Executive	Target Award as a Percentage of Anticipated Full-Year Base Salary(%)
S. Buck	65
D. Ibele	65
S. Kovach	50
T. Paige	50
S. Streeter	100
Under the 2014 SMIP, each named executive has an opportunity to earn a payout based on company and region performance, although the amount of the payout may be modified up or down by 25% based on individual performance, as described below. Accordingly, the amount disclosed under the ‘‘Threshold’’ column represents only 25% of target performance (reflecting the maximum downward impact of the individual modifier), while the amount disclosed under the “Maximum” column represents 225% of target performance (reflecting the maximum upward impact of the individual modifier). As noted under ‘‘Compensation Discussion and Analysis — Executive Summary — 2014 Executive Compensation Highlights’’ and ‘‘Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2014?,’’ the performance metrics under the financial performance component included the ratio of adjusted EBITDA to targeted EBITDA and the ratio of adjusted cash earnings to targeted cash earnings.
For all of our named executives other than Mr. Ibele, 100% of their opportunity was based on company-wide performance, as reflected in company-wide adjusted EBITDA and adjusted cash earnings performance metrics. For Mr. Ibele, 50% of his opportunity was based on company-wide performance, and the other 50% of his opportunity was based on the performance of the U.S. and Canada region (including the U.S. Sourcing segment) of which Mr. Ibele is general manager. In each case, the payout scale with respect to the each of the adjusted EBITDA performance metric and the adjusted cash earnings metric was:

Approximate Percent of Targeted EBITDA (%)	Payout as a Percentage of Target (%)
Less than 80	0
80	50
100	100
115	200

(b)
Under the cash component of our 2014 LTIP, each named executive is eligible for a cash award in an amount up to 200% of the named executive’s target award. Each named executive’s target award under the cash component is 40% of the named executive’s target award under all components of the relevant LTIP. Each named executive’s target award under all components of the 2014 LTIP is set forth in the following table:

Named Executive	2014 Target Long-Term Award as a Percentage of Annualized 1/1/2014 Base Salary (%)	2014 LTIP Performance Cash Target as Percentage of Annualized 1/1/2014 Base Salary (%)
S. Buck	140	56
D. Ibele	140	56
S. Kovach	95	38
T. Paige	95	38
S. Streeter	250	100
There are two performance metrics used to determine the extent to which a payout is earned under the cash component of the 2014 LTIP, with each performance metric representing 50% of an executive’s target award under the plan. The two performance metrics are (a) our average adjusted EBITDA margin, expressed as a percentage and calculated by dividing adjusted EBITDA by net sales, for the three one-year performance periods (calendar years 2014, 2015 and 2016) included in the three-year performance cycle ended December 31, 2016, and (b) the ratio of year-end net debt to average adjusted EBITDA for the three one-year performance periods included in the three-year performance cycle ended December 31, 2016. The scales to be used to determine the amount, if any, of the payouts are:

COMPENSATION-RELATED MATTERS

% of Targeted EBITDA Margin Achieved	Payout %	If Targeted Net Debt to Adjusted EBITDA is Reduced By:	Payout %
115	200	115	200
100	100	100	100
80	50	80	50
Less than 80	0	Less than 80	0

(3)
Represents grants of RSUs made pursuant to our 2014 LTIP and, in the case of Ms. Streeter, a special retention grant of cash-settled RSUs issued in February 2014 pursuant to our Omnibus Incentive Plan. The grants made pursuant to our 2014 LTIP vest 25% per year beginning on February 24, 2015. The special retention grant of cash-settled RSUs to Ms. Streeter cliff vests on December 31, 2018.

(4)	Represents grants of NQSOs made pursuant to our 2014 LTIP. The grants vest 25% per year beginning on February 24, 2015.

(5)
Represents the respective grant date fair values, determined in accordance with FASB ASC Topic 718, of the RSUs (including cash-settled RSUs) and NQSOs. For Mr. Ibele, also includes the incremental fair value of awards modified pursuant to the agreement and release executed by Libbey and Mr. Ibele in October 2014 in anticipation of his 2016 retirement.

Outstanding Equity Awards at Fiscal Year-End Table
Our named executives had the following types of equity awards outstanding at the end of the 2014 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans;

•	RSUs granted under our Omnibus Plan; and

•	Cash-settled SARs and RSUs granted under our Omnibus Plan.
The following table shows, for each of the named executives, (a) the number, exercise price and expiration date of NQSOs and cash-settled SARs that, as of December 31, 2014, were vested but not yet exercised and of NQSOs and cash-settled SARs that, as of December 31, 2014, were not vested; and (b) the number and market value of RSUs and cash-settled RSUs that were not vested as of December 31, 2014:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
S. Buck	7/6/2012	8/1/2012	8,820	24,569	13.96	8/1/2022	10,222	321,380
	2/11/2013	2/22/2013	2,985	8,952	19.02	2/22/2023	7,846	246,678
	2/17/2014	2/24/2014	0	10,740	23.02	2/24/2024	9,433	296,574

D. Ibele	2/7/2011	2/10/2011	0	1,339	17.00	2/10/2021	2,269	71,337
	2/6/2012	2/17/2012	0	3,404	13.95	2/17/2022	5,295	166,475
	2/11/2013	2/22/2013	0	9,054	19.02	2/22/2023	7,936	249,508
	2/17/2014	2/24/2014	0	10,706	23.02	2/24/2024	9,403	295,630

S. Kovach	2/4/2008	2/15/2008	3,621	0	15.35	2/15/2018
	2/8/2010	2/11/2010	2,870	0	10.13	2/11/2020
	2/7/2011	2/10/2011	2,719	906	17.00	2/10/2021	1,535	48,260
	2/6/2012	2/17/2012	2,312	2,312	13.95	2/17/2022	3,596	113,058
	2/11/2013	2/22/2013	1,726	5,176	19.02	2/22/2023	4,537	142,643
	2/17/2014	2/24/2014	0	6,413	23.02	2/24/2024	5,633	177,102

T. Paige	2/5/2007	2/16/2007	4,504	0	12.80	2/17/2017
			4,128	0	12.80	2/17/2017
	2/4/2008	2/15/2008	3,995	0	15.35	2/15/2018
	2/9/2009	2/12/2009	1,207	0	1.07	2/12/2019
	2/8/2010	2/11/2010	5,487	0	10.13	2/11/2020
	2/7/2011	2/10/2011	2,634	877	17.00	2/10/2021	1,488	46,783
	2/6/2012	2/17/2012	2,239	2,239	13.95	2/17/2022	3,482	109,474
	2/11/2013	2/22/2013	1,705	5,113	19.02	2/22/2023	4,482	140,914
	2/17/2014	2/24/2014	0	6,017	23.02	2/24/2024	5,284	166,129

COMPENSATION-RELATED MATTERS

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
S. Streeter	6/21/2011	7/29/2011	22,787	7,595	15.47	7/29/2021	5,690	178,894
	2/6/2012	2/17/2012	12,210	12,209	13.95	2/17/2022	18,990	597,046
	2/11/2013	2/22/2013	11,039	33,115	19.02	2/22/2023	29,022	912,452
	12/9/2013	12/16/2013	0	240,829	21.29	12/16/2023
	12/9/2013	2/24/2014					115,687	3,637,199
	2/17/2014	2/24/2014	0	39,515	23.02	2/24/2024	34,706	1,091,157

(1)	The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded.

(2)
See ‘‘Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices’’ for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we have determined the number of NQSOs and/or RSUs to be granted to them. For awards made in February 2014, the grant date was the first business day after we announced our results of operations for the 2013 fiscal year.

(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.

(4)
Represents the market value, as of December 31, 2014, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $31.44, the closing price of our common stock on December 31, 2014, the last trading day of 2014.

The following table shows the vesting schedules with respect to those NQSOs and cash-settled SARs that were not yet exercisable, and those RSUs and cash-settled RSUs that were not yet vested, as of December 31, 2014:

Option Awards (NQSOs and SARs) Vesting Schedule		Stock Awards (RSU) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
2/10/2011	75% were vested as of February 10, 2014; an additional 25% were scheduled to vest on February 10, 2015.	2/10/2011	75% were vested as of February 10, 2014; an additional 25% were scheduled to vest on February 10, 2015.

7/29/2011	75% were vested on June 30, 2014; an additional 25% are scheduled to vest on June 30, 2015.	7/29/2011	75% were vested on June 30, 2014; an additional 25% are scheduled to vest on June 30, 2015.

2/17/2012	50% were vested on February 17, 2014; an additional 25% are scheduled to vest on each of February 17, 2015 and February 17, 2016.	2/17/2012	50% were vested on February 17, 2014; an additional 25% are scheduled to vest on each of February 17, 2015 and February 17, 2016.

8/1/2012	As to 17,639 NQSOs, 50% were vested on August 1, 2014; an additional 25% are scheduled to vest on August 1, 2015 and August 1, 2016. As to 15,750 NQSOs, 100% are scheduled to vest on August 1, 2016.	8/1/2012	As to 20,444 RSUs, 50% were vested on August 1, 2014; an additional 25% are scheduled to vest on each of August 1, 2015 and August 1, 2016.

2/22/2013	25% were vested on February 22, 2014; an additional 25% are scheduled to vest on each of February 22, 2015, February 22, 2016 and February 22, 2017.	2/22/2013	25% were vested on February 22, 2014; an additional 25% are scheduled to vest on each of February 22, 2015, February 22, 2016 and February 22, 2017.

COMPENSATION-RELATED MATTERS

Option Awards (NQSOs and SARs) Vesting Schedule		Stock Awards (RSU) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
12/16/2013	100% of the SARs cliff vest on December 31, 2018. All SARs will be settled in cash.	2/24/2014
With respect to Ms. Streeter's retention RSUs, 100% will cliff vest on December 31, 2018 and will be settled in cash. With respect to the other RSUs, 25% are scheduled to vest on each of February 24, 2015, February 24, 2016, February 24, 2017 and February 24, 2018.

2/24/2014	25% are scheduled to vest on each of February 24, 2015, February 24, 2016, February 24, 2017 and February 24, 2018.
Option Exercises and Stock Vested for Fiscal 2014 Table
The following table sets forth information concerning the exercise of stock options by the named executives in 2014 and the value of RSUs that vested in 2014.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)(2)	Value Realized on Vesting ($)(3)
S. Buck	0	0	7,726	194,580
D. Ibele	65,790	1,091,458	10,457	227,561
S. Kovach	11,000	114,500	7,606	164,627
T. Paige	14,500	127,930	7,322	158,563
S. Streeter	0	0	24,859	581,026

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executive during the fiscal year.

(2)	Represents the number of RSUs that vested during 2014.

(3)
Represents the value of RSUs vested during 2014. For RSUs that vested during 2014, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($21.04 for RSUs vesting on February 10, 2014; $21.17 for RSUs vesting on February 11, 2014; $21.53 for RSUs vesting on February 17, 2014; $23.26 for RSUs vesting on February 22, 2014; $26.64 for RSUs vesting on June 30, 2014; and $26.17 for RSUs vesting on August 1, 2014).

Retirement Plans
Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.
The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]
Where:
(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2008
(B) 1.212%

COMPENSATION-RELATED MATTERS

(C) Years of credited service up to 35 years
(D) Monthly final average earnings above Social Security Wage base at retirement
(E) 0.176%
(F) 0.5%
(G) Years of credited service over 35 years
Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.
The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Ibele, Ms. Kovach and Mr. Paige are entitled to a benefit computed only in accordance with the cash balance formula. Neither Ms. Buck nor Ms. Streeter is eligible for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin before January 1, 2006.
The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2014, the date that we use for pension plan measurement for financial statement reporting purposes.
PENSION BENEFITS IN FISCAL 2014 TABLE

Named Executive	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
S. Buck	N/A	N/A	N/A	N/A
D. Ibele	Salary Plan	31.58	479,953	0
	SERP	31.58	272,393	0
S. Kovach	Salary Plan	11.08	152,932	0
	SERP	11.08	115,284	0
T. Paige	Salary Plan	19.58	317,810	0
	SERP	19.58	151,332	0
S. Streeter	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey and Owens-Illinois, Inc., our former parent company. The plans were frozen at the end of 2012, after which additional pension service is not credited.

(2)
Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2014, except that all named executives who are eligible for pension benefits under the Salary Plan are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

Nonqualified Deferred Compensation
The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer pay earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2014:
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2014 TABLE

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals / Distributions in Last FY		Aggregate Balance at Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
S. Buck	7,144	0	7,144	0	2,307	0	0	0	30,383	5,111
D. Ibele	0	0	0	0	1,667	0	0	0	14,080	0
S. Kovach	3,267	0	3,267	0	13,438	0	0	0	64,019	15,910
T. Paige	17,310	0	2,310	0	4,195	0	0	0	68,928	3,280

COMPENSATION-RELATED MATTERS

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals / Distributions in Last FY		Aggregate Balance at Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
S. Streeter	0	0	0	0	0	0	0	0	0	0

(1)	The following amounts are included in the column headed ‘‘All Other Compensation’’ in the Summary Compensation Table above: Ms. Buck — $7,144; Ms. Kovach — $3,267; Mr. Paige — $2,310.

(2)	Not included in column headed ‘‘Change in Pension Value and Nonqualified Deferred Compensation Earnings’’ in the Summary Compensation Table because earnings are not at an above-market rate.

(3)
Of the total amounts shown in this column, the following amounts have been reported as ‘‘Salary’’ or ‘‘Stock Awards’’ in the Summary Compensation Table in this proxy statement for the 2014, 2013 and/or 2012 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
S. Buck	14,575	71,350
D. Ibele	0	0
S. Kovach	8,707	0
T. Paige	37,042	0
S. Streeter	0	0
The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the ESP and EDCP enable executives to save additional amounts, including RSUs, on a tax-deferred basis.
Under the EDCP, our named executives and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and RSUs into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. RSUs in all events will be deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs prior to the year in which they are earned or they vest.
Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of RSUs that are earned or vest during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.
The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.
We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a ‘‘specified employee’’ for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a ‘‘specified employee’’ for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant’s

COMPENSATION-RELATED MATTERS

separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the date of the change in control.
EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.
Potential Payments Upon Termination or Change in Control
As discussed under ‘‘Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,’’ we have agreements with named executives and an Executive Severance Policy pursuant to which our named executives may be entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.
The following tables provide information with respect to the amounts payable to each of the named executives based upon the following significant assumptions:

•	We have assumed that the employment of the respective named executives was terminated on December 31, 2014 under the various scenarios described in that table.

•
For purposes of illustrating the amounts payable on or in connection with a change in control of Libbey, we have assumed that a change in control occurred on December 31, 2014, and we have assumed that the employment of the respective named executives was terminated concurrently with the change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT(1)

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Sherry Buck
Death or permanent disability(2)	0	200,500	309,029	744,866	0	1,254,395
Voluntary termination for Good Reason – no change in control triggering event(3)	0	200,500	309,029	0	0	509,529
Involuntary termination without Cause – no change in control triggering event(4)	425,000	200,500	309,029	453,797	22,381	1,410,707
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(5)	1,352,979	200,500	510,870	1,495,712	107,322	3,667,383
Involuntary termination for Cause	0	0	0	0	0	0

Daniel P. Ibele
Death or permanent disability(2)	0	240,275	339,821	1,021,404	0	1,601,500
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	613,670	76,831	325,065	398,220	48,836	1,462,622
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	1,227,340	76,831	527,220	1,064,417	94,042	2,989,850
Involuntary termination for Cause	0	0	0	0	0	0

Susan A. Kovach
Death or permanent disability(2)	0	162,680	330,488	623,662	0	1,116,830
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	490,077	103,680	201,177	264,826	46,852	1,106,612

COMPENSATION-RELATED MATTERS

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	980,155	103,680	652,866	652,866	84,285	2,473,852
Involuntary termination for Cause	0	0	0	0	0	0

Timothy T. Paige
Death or permanent disability(2)	0	153,075	318,584	601,011	0	1,072,670
Retirement(8)						469,142
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	462,044	97,632	195,085	256,112	52,381	1,063,254
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	924,088	97,632	308,878	629,290	89,776	2,049,664
Involuntary termination for Cause	0	0	0	0	0	0

Stephanie A. Streeter
Death or permanent disability(2)	0	768,750	1,235,079	9,761,746	0	11,765,575
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event(6)	3,349,098	490,309	1,182,159	7,405,402	105,954	12,532,922
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event(7)	4,186,373	490,309	1,926,085	9,939,993	105,954	16,648,714
Involuntary termination for Cause	0	0	0	0	0	0

(1)
Represents potential payments pursuant to equity award agreements, performance cash award agreements and: (a) in the case of the named executives other than Ms. Buck, their respective employment agreements, and (b) in the case of Ms. Buck, our Executive Severance Policy or her change in control agreement, as applicable. Only Mr. Paige was retirement-eligible as of December 31, 2014.

(2)	Represents the sum of:

(a)
under the column headed ‘‘Annual Incentive for Year of Termination,’’ (i) in the case of the named executives other than Ms. Buck, a target award under our 2014 SMIP; and (ii) in the case of Ms. Buck, the amount actually earned by her under our 2014 SMIP;

(b)
under the column headed ‘‘LTIP Cash,’’ (i) in the case of the named executives other than Ms. Buck, a target award under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and prorated target awards under the cash component of our 2013 LTIP (for the 2013 – 2015 performance cycle) and our 2014 LTIP (for the 2014 – 2016 performance cycle); and (ii) in the case of Ms. Buck, the amount actually earned under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and prorated target awards under the cash component of our 2013 LTIP (for the 2013 – 2015 performance cycle) and our 2014 LTIP (for the 2014 – 2016 performance cycle); and

(c)
under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ in the case of the named executives other than Ms. Buck and Ms. Streeter, the sum of (i) the estimated value, as of December 31, 2014, of common stock underlying a pro rata portion of RSUs that were granted prior to January 1, 2013 and were not vested on December 31, 2014, (ii) the in-the-money / intrinsic value, as of December 31, 2014, of a pro rata portion of the NQSOs that were granted prior to January 1, 2013 and were not vested on December 31, 2014, (iii) the estimated value, as of December 31, 2014, of common stock underlying RSUs that were granted in 2013 and 2014 and were not vested on December 31, 2014, and (iv) the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs that were granted in 2013 and 2014 and were not vested on December 31, 2014. In the case of Ms. Buck, represents the sum of (i) the estimated value, as of December 31, 2014, of common stock underlying RSUs that were granted in 2013 and 2014 and were not vested on December 31, 2014, and (ii) the in-the-money / intrinsic value, as of December 31, 2014, of

COMPENSATION-RELATED MATTERS

NQSOs that were granted in 2013 and 2014 and were not vested on December 31, 2014. As to Ms. Buck, this column does not include the value of unvested RSUs and NQSOs granted prior to 2013, since the decision to accelerate vesting remains in the discretion of the Compensation Committee. If the Compensation Committee were to elect to accelerate vesting of all unvested RSUs and NQSOs that were granted prior to 2013 and were held by Ms. Buck as of December 31, 2014, then as of that date the estimated value of the common stock underlying RSUs would equal $321,380, and the in-the-money / intrinsic value of accelerated NQSOs would equal $429,466. In the case of Ms. Streeter, represents the sum of (i) the estimated value, as of December 31, 2014, of common stock underlying a pro rata portion of RSUs that were granted prior to January 1, 2013 and were not vested on December 31, 2014, (ii) the in-the-money / intrinsic value, as of December 31, 2014, of a pro rata portion of the NQSOs that were granted prior to January 1, 2013 and were not vested on December 31, 2014, (iii) the estimated value, as of December 31, 2014, of common stock underlying RSUs (including cash-settled retention RSUs) that were granted in 2013 and/or 2014 and were not vested on December 31, 2014, and (iv) the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs and cash-settled SARs that were granted in 2013 and/or 2014 and were not vested on December 31, 2014.
We have estimated the value of common stock underlying RSUs (including the cash-settled RSUs) by multiplying the applicable number of RSUs by $31.44, the closing price of our common stock on December 31, 2014. We have determined the in-the-money / intrinsic value of the applicable NQSOs and cash-settled SARs by deducting the respective exercise prices for the NQSOs or cash-settled SARs, as the case may be, from $31.44 and multiplying the result by the applicable number of NQSOs or cash-settled SARs, as the case may be.

(3)
Represents the sum of (a) under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2014 SMIP; and (b) under the column headed ‘‘LTIP Cash,’’ the amount actually earned under the performance cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle).

(4)	Represents the sum of:

(a)	under the column headed ‘‘Cash Severance,’’ salary continuation for 52 weeks;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2014 SMIP;

(c)	under the column headed ‘‘LTIP Cash,’’ the amount actually earned under the cash component of our 2012 LTIP (for the 2012 – 2014 performance cycle); and

(d)
under the column headed ‘‘Misc. Benefits,’’ the estimated cost (net of contributions by Ms. Buck, at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination.

(5)	Represents the sum of:

(a)	under the column headed ‘‘Cash Severance,’’ the sum of two times Ms. Buck’s annual base salary and two times Ms. Buck’s target award under our 2014 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2014 SMIP;

(c)
under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and an estimate (without proration)of the amount Ms. Buck would earn under the cash component of each of our 2013 LTIP (for the 2013 – 2015 performance cycle) and our 2014 LTIP (for the 2014 – 2016 performance cycle);

(d)
under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ the estimated value, as of December 31, 2014, of common stock underlying RSUs not yet vested as of that date and the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs not yet vested as of that date; and

(e)
under the column headed ‘‘Misc. Benefits,’’ the sum of (i) the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination; (ii) the estimated cost (net of contributions by Ms. Buck at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for 18 months following termination; and (iii) and the maximum cost ($10,000) to provide financial planning services to Ms. Buck.

We have estimated the payouts under the cash component of our 2013 LTIP (for the 2013 – 2015 performance cycle) and 2014 LTIP (for the 2014 – 2016 performance cycle) assuming achievement of target levels of performance. The amounts actually earned under the cash component of our 2013 LTIP and 2014 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.
We have estimated the value, as of December 31, 2014, of unvested RSUs by multiplying the number of RSUs by $31.44, the closing price of our common stock on December 31, 2014. We have determined the in-the-money / intrinsic value of unvested NQSOs as of December 31, 2014, by deducting the respective exercise prices for the NQSOs from $31.44 and multiplying the result by the applicable number of NQSOs.

(6)	Represents the sum of:

COMPENSATION-RELATED MATTERS

(a)
under the column headed ‘‘Cash Severance,’’ the sum of (i) in the case of the applicable named executives other than Ms. Streeter, 52 weeks of salary continuation and a target award under our 2014 SMIP; and (ii) in the case of Ms. Streeter, 104 weeks of salary continuation and a target award under our 2014 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2014 SMIP;

(c)
under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and an estimate of the prorated amount that would be earned under the cash component of each of our 2013 LTIP (for the 2013 – 2015 performance cycle) and our 2014 LTIP (for the 2014 – 2016 performance cycle);

(d)
under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ (i) in the case of the applicable named executives other than Ms. Streeter, the sum of the estimated value, as of December 31, 2014, of common stock underlying RSUs scheduled to vest on or before December 31, 2015 and the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs scheduled to vest on or before December 31, 2015; and (ii) in the case of Ms. Streeter, the sum of (A) the estimated value, as of December 31, 2014, of common stock underlying RSUs scheduled to vest on or before June 30, 2015, (B) the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs scheduled to vest on or before June 30, 2015, (C) the estimated value, as of December 31, 2014, of common stock underlying the cash-settled retention RSUs granted to Ms. Streeter, and (D) the in-the-money / intrinsic value, as of December 31, 2014, of the cash-settled SARs granted to Ms. Streeter; and

(e)
under the column headed ‘‘Misc. Benefits,’’ (i) in the case of the applicable named executives other than Ms. Streeter, the sum of the estimated cost to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by the named executive) to provide medical, dental, prescription drug and life insurance coverage for 12 months following termination; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

We have estimated the payouts under the cash component of our 2013 LTIP (for the 2013 – 2015 performance cycle) and 2014 LTIP (for the 2014 – 2016 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2013 LTIP and 2014 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.
We have estimated the value, as of December 31, 2014, of unvested RSUs (including cash-settled retention RSUs) by multiplying the number of RSUs by $31.44, the closing price of our common stock on December 31, 2014. We have determined the in-the-money / intrinsic value of unvested NQSOs and cash-settled retention SARs as of December 31, 2014, by deducting the respective exercise prices for the NQSOs and/or cash-settled retention SARs, as the case may be, from $31.44 and multiplying the result by the applicable number of NQSOs or cash-settled retention SARs, as the case may be.

(7)	Represents the sum of:

(a)
under the column headed ‘‘Cash Severance,’’ (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of two times the named executive’s annual base salary and two times the named executive’s target award under our 2014 SMIP, and (ii) in the case of Ms. Streeter, the sum of two and one-half times her annual base salary and two and one-half times a target award under our 2014 SMIP;

(b)	under the column headed ‘‘Annual Incentive for Year of Termination,’’ the amount actually earned under our 2014 SMIP;

(c)
under the column headed ‘‘LTIP Cash,’’ the sum of the amount actually earned under the performance component of our 2012 LTIP (for the 2012 – 2014 performance cycle) and unprorated target awards under the cash component of each of our 2013 LTIP (for the 2013 – 2015 performance cycle) and our 2014 LTIP (for the 2014 – 2016 performance cycle);

(d)
under the column headed ‘‘Acceleration of Unvested Equity Awards,’’ the estimated value, as of December 31, 2014, of common stock underlying RSUs (including cash-settled retention RSUs) not yet vested as of that date and the in-the-money / intrinsic value, as of December 31, 2014, of NQSOs and/or cash-settled retention SARs, as the case may be, that were not yet vested as of that date;

(e)
under the column headed ‘‘Misc. Benefits,’’ (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination, the estimated cost (net of contributions by the named executive at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination, and the maximum cost ($10,000) to provide financial planning services to the named executive; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

COMPENSATION-RELATED MATTERS

We have estimated the value, as of December 31, 2014, of unvested RSUs (including cash-settled retention RSUs) by multiplying the number of RSUs by $31.44, the closing price of our common stock on December 31, 2014. We have determined the in-the-money / intrinsic value of unvested NQSOs and cash-settled retention SARs as of December 31, 2014, by deducting the respective exercise prices for the NQSOs or cash-settled retention SARs, as the case may be, from $31.44 and multiplying the result by the applicable number of NQSOs or cash-settled retention SARs, as the case may be.

(8)
Represents the present value of Mr. Paige's accumulated benefit under our Salary Plan and SERP at December 31, 2014. In addition, if the Compensation Committee were to exercise its discretion to accelerate unvested RSUs and NQSOs granted in 2012, we estimate that the value, as of December 31, 2014, of the unvested RSUs would be $109,474, and that the in-the-money / intrinsic value, as of December 31, 2014, of the unvested NQSOs would be approximately $39,160. We have estimated the value, as of December 31, 2014, of the unvested RSUs by multiplying the number of RSUs by $31.44, the closing price of our common stock on December 31, 2014. We have determined the in-the-money / intrinsic value of unvested NQSOs, as of December 31, 2014, by deducting the exercise price for the NQSOs from $31.44 and multiplying the result by the number of NQSOs.

Non-Management Directors’ Compensation in 2014
Our management directors do not receive additional pay for service on the Board of Directors. The following table shows the amounts payable, on an annualized basis, under our non-management director pay program for 2014:

Annual Cash Retainer	$47,500
Chairman of the Board Cash Retainer	$80,000
Equity Award
On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $60,000 on the date of grant (increased to $80,000 effective with the grant to be made on the date of our 2015 Annual Meeting of shareholders)

Audit Committee Chair Cash Retainer	$12,500 per year, in addition to Audit Committee Member Retainer
Compensation Committee Chair Cash Retainer	$12,500 per year, in addition to Compensation Committee Member Retainer
Nominating and Governance Committee Chair Cash Retainer	$6,500 per year, in addition to Nominating and Governance Committee Member Retainer
Audit Committee Member Cash Retainer	$7,500
Compensation Committee Member Cash Retainer	$7,500
Nominating and Governance Committee Member Cash Retainer	$5,000
Other Fees	$500 per one-half day of service
We also maintain stock ownership guidelines for non-management directors. For more information with respect to our stock ownership guidelines for non-management directors, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines’’ above.
Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-management directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.
In addition to paying the compensation listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

COMPENSATION-RELATED MATTERS

In 2014, our non-management directors received the following pay:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2014

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	73,213	59,995	0	0	133,208
William A. Foley	140,000	59,995	0	0	199,995
Peter C. McC. Howell	61,855	59,995	0	0	121,850
Ginger M. Jones	70,904	44,050	0	0	114,954
Theo Killion	35,924	0	0	0	35,924
Deborah G. Miller	61,787	59,995	0	0	121,782
Carol B. Moerdyk	64,280	59,995	0	0	124,275
John C. Orr	64,645	59,995	0	0	124,640
Richard I. Reynolds(4)(6)	13,553	26,971	0	40,948	81,472
Terence P. Stewart(5)(6)	13,553	59,995	0	0	73,548

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.

(2)
Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 13, 2014. On that date, we awarded certain non-management directors stock having a grant date fair value of $25.76 per share. Messrs. Duno, Howell and Stewart elected to defer receipt of a portion or all of the stock pursuant to the Director DCP.

(3)
We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non- management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

(4)
Amounts under the columns headed “All Other Compensation” and “Total” include consulting fees paid by Libbey to the Blake Leath Group for consulting services provided by Mr. Reynolds, on behalf of the Blake Leath Group, to Libbey.

(5)
For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’

(6)	Messrs. Reynolds and Stewart retired from the Board on May 13, 2014.
OTHER MATTERS
Certain Legal Proceedings
We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.
Other Business
As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

OTHER MATTERS

General Information
Availability of List of Shareholders:
A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.
Solicitation Costs:
The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs, for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.
Reports to Shareholders:
We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the internet. Shareholders may request a paper copy of this proxy statement and the 2014 Annual Report by:

Internet	www.proxyvote.com
Telephone	1-800-579-1639
Email	sendmaterial@proxyvote.com
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.
By Order of the Board of Directors,

SUSAN A. KOVACH,
Secretary

Toledo, Ohio
March 31, 2015

APPENDIX A

APPENDIX A
(dollars in thousands)

	Year ended December 31, 2014
	As Reported	For Incentive Calculations
Adjusted EBITDA
Reported net income	$4,963	$4,963
Add: Interest expense	22,866	22,866
Add: Provision for income taxes	8,567	8,567
Earnings before interest and income taxes (EBIT)	36,396	36,396
Add: Depreciation and amortization	40,388	40,388
Earnings before interest, taxes, depreciation and amortization (EBITDA)	76,784	76,784
Add: Special items before interest and taxes
Loss on redemption of debt	47,191	47,191
Restructuring charges	985	985
Environmental obligation	315	565
Furnace malfunction	(4,782)	(4,782)
Pension settlement charge	774	291
Executive retirement	875	875
Derivatives	1,247	—
Adjusted EBITDA	$123,389	$121,909

Adjusted EBITDA margin
Adjusted EBITDA	$123,389	$121,909
Net sales	852,492	852,492
Adjusted EBITDA margin	14.5%	14.3%

Net Debt to Adjusted EBITDA
Debt	$443,922	$443,922
Plus: Unamortized discount	982	982
Gross debt	444,904	444,904
Cash	60,044	60,044
Debt net of Cash	$384,860	$384,860
Debt net of cash to adjusted EBITDA ratio	3.1	3.2

Adjusted Cash Earnings
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$76,784	$76,784
Change in working capital (1)	(399)	(399)
Cash earnings	76,385	76,385
Add: Special items before interest and taxes
Loss on redemption of debt	47,191	47,191
Restructuring charges	985	985
Environmental obligation	315	565
Furnace malfunction	(4,782)	(4,782)
Pension settlement charge	774	291
Executive retirement	875	875
Derivatives	1,247	—
Receivable on furnace malfunction insurance claim	(5,000)	(5,000)
Adjusted cash earnings	$117,990	$116,510
____________________
(1) - Working capital equals net accounts receivable plus net inventories less accounts payable

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

LIBBEY INC. P.O. BOX 10060 TOLEDO, OH 43699-0060

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1	Election of Directors	☐	☐	☐
Nominees

01	Carol B. Moerdyk 02 John C. Orr 03 Stephanie A. Streeter

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2.	Approve, by non-binding vote, 2014 compensation paid to the company’s named executive officers.					☐	☐	☐

3.	Reapproval of the material terms of the performance objectives under which performance-based compensation may be paid under the Amended and Restated 2006 Omnibus Incentive Plan.					☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: The Directors up for election are Class I directors. At the meeting shareholders will transact such other business as properly may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

LIBBEY INC.
Annual Meeting of Shareholders
May 12, 2015 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sherry L. Buck and Susan A. Kovach, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 02:00 PM, EDT on May 12, 2015, at 335 N. St. Clair Street, Toledo, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side